Exhibit 4

EXECUTION

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

AEP INDUSTRIES INC.,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as successor by merger to Wachovia Bank, National Association,

as successor by merger to Congress Financial Corporation,

as Agent

GENERAL ELECTRIC CAPITAL CORPORATION

BANK OF AMERICA, N.A.,

as Co-Documentation Agents and Co-Collateral Agents

WELLS FARGO CAPITAL FINANCE, LLC,

as Sole Lead Arranger

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

Dated: February 22, 2012

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

SECTION 2. CREDIT FACILITIES	32

2.1 Loans	32
2.2 Letter of Credit Accommodations	33
2.3 Commitments	37
2.4 Optional Reduction in Maximum Credit	37

SECTION 3. INTEREST AND FEES	37

3.1 Interest	37
3.2 Fees	38
3.3 Changes in Laws and Increased Costs of Loans	39

SECTION 4. CONDITIONS PRECEDENT	41

4.1 Conditions Precedent to Amendment and Restatement	41
4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations	42

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	42

5.1 Grant of Security Interest	42
5.2 Excluded Property	44
5.3 Release of Capital Stock of Foreign Subsidiaries	45
5.4 Perfection of Security Interests	46

SECTION 6. COLLECTION AND ADMINISTRATION	50

6.1 Borrower’s Loan Accounts	50
6.2 Statements	51
6.3 Collection of Accounts	51
6.4 Payments	52
6.5 Taxes	53
6.6 Authorization to Make Loans	55
6.7 Use of Proceeds	56
6.8 Pro Rata Treatment	56
6.9 Sharing of Payments, Etc.	56
6.10 Settlement Procedures	57
6.11 Obligations Several; Independent Nature of Lenders’ Rights	60
6.12 Bank Products	60

SECTION 7. COLLATERAL REPORTING AND COVENANTS	61

7.1 Collateral Reporting.	61
7.2 Accounts Covenants.	62
7.3 Inventory Covenants	63
7.4 Equipment and Real Property Covenants	63
7.5 Power of Attorney	64
7.6 Right to Cure	65
7.7 Access to Premises	65

(i)

SECTION 8. REPRESENTATIONS AND WARRANTIES	66

8.1 Corporate Existence, Power and Authority	66
8.2 Name; State of Organization; Chief Executive Office; Collateral Locations	66
8.3 Financial Statements; No Material Adverse Change	67
8.4 Priority of Liens; Title to Properties	67
8.5 Tax Returns	67
8.6 Litigation	67
8.7 Compliance with Other Agreements and Applicable Laws	68
8.8 Environmental Compliance	68
8.9 Employee Benefits	69
8.10 Bank Accounts	69
8.11 Intellectual Property	70
8.12 Subsidiaries; Affiliates; Capitalization; Solvency	70
8.13 Labor Disputes.	71
8.14 Restrictions on Subsidiaries	71
8.15 Material Contracts	71
8.16 Payable Practices	72
8.17 Accuracy and Completeness of Information	72
8.18 Survival of Warranties; Cumulative	72
8.19 FCPA	72
8.20 OFAC	72
8.21 Anti-Terrorism Laws	73

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	73

9.1 Maintenance of Existence	73
9.2 New Locations	73
9.3 Compliance with Laws, Regulations, Etc.	74
9.4 Payment of Taxes and Claims	75
9.5 Insurance	75
9.6 Financial Statements and Other Information	76
9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.	78
9.8 Encumbrances	81
9.9 Indebtedness	84
9.10 Loans, Investments, Etc.	92
9.11 Dividends and Redemptions	99
9.12 Transactions with Affiliates	101
9.13 Compliance with ERISA	101
9.14 End of Fiscal Years; Fiscal Quarters	102
9.15 Change in Business	102
9.16 Limitation of Restrictions Affecting Subsidiaries	102
9.17 Financial Covenant	103
9.18 License Agreements	103
9.19 Costs and Expenses	103
9.20 Further Assurances	104

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	104

10.1 Events of Default	104

(ii)

10.2 Remedies	107

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS	110

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	110
11.2 Waiver of Notices	111
11.3 Amendments and Waivers	111
11.4 Waiver of Counterclaims	114
11.5 Indemnification	114

SECTION 12. THE AGENT	114

12.1 Appointment, Powers and Immunities	114
12.2 Reliance by Agent	115
12.3 Events of Default	115
12.4 Wells Fargo in its Individual Capacity	116
12.5 Indemnification	116
12.6 Non-Reliance on Agent and Other Lenders	116
12.7 Failure to Act	117
12.8 Additional Loans	117
12.9 Concerning the Collateral and the Related Financing Agreements	118
12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders	118
12.11 Collateral Matters	118
12.12 Agency for Perfection	120
12.13 Successor Agent	120

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS	121

13.1 Term	121
13.2 Interpretative Provisions	122
13.3 Notices	124
13.4 Partial Invalidity	124
13.5 Confidentiality	124
13.6 Successors	126
13.7 Assignments; Participations	126
13.8 Entire Agreement	129
13.9 Counterparts, Etc.	129

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT	129

14.1 Existing Obligations	129
14.2 Acknowledgment of Security Interests	129
14.3 Existing Agreement	130
14.4 Restatement.	130

(iii)

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Senior Note Description of Notes

Exhibit E	[Reserved]

Exhibit F	Form of Borrowing Base Certificate

Schedule 1.29	Commitments

Schedule 1.96	Permitted Holders

Schedule 6.6	Authorized Persons

(iv)

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Second Amended and Restated Loan and Security Agreement (this “Agreement”) dated February 22, 2012 is entered into by and among AEP Industries Inc., a Delaware corporation (“Borrower”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, National Association, a national banking association, as successor by merger to Congress Financial Corporation, in its capacity as agent for itself and the other Secured Parties (in such capacity, “Agent”), and General Electric Capital Corporation and Bank of America, N.A., each a Co-Collateral Agent and Co-Documentation Agent (each individually, a “Co-Collateral Agent” and a “Co-Documentation Agent” and collectively, “Co-Collateral Agents” and “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent and Lenders are parties to the Amended and Restated Loan and Security Agreement, dated October 30, 2008, by and among them, as heretofore amended (the “Existing Agreement”), and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as heretofore amended, modified or supplemented, collectively, the “Existing Financing Agreements”, pursuant to which Agent and Lenders have made loans and provided other financial accommodations to Borrower;

WHEREAS, Borrower has requested that Agent and Lenders amend and restate the Existing Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Existing Agreement and to continue to make loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to continue to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.4 “Agent” shall mean Wells Fargo Bank, National Association, as successor by merger Wachovia Bank, National Association, as successor by merger, to Congress Financial Corporation, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.5 “Agent Payment Account” shall mean account no. 5000013742664 of Agent at Wells Fargo Bank, National Association, or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.6 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Excess Average Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$90,000,000 or more	0%	1.75%
2	Greater than or equal to $60,000,000, but less than $90,000,000	0%	2.00%
3	Greater than or equal to $30,000,000, but less than $60,000,000	0%	2.25%
4	Less than $30,000,000.25%		2.50%

provided, that, (i) the Applicable Margin shall be calculated and established on the date hereof and once each fiscal quarter hereafter and shall remain in effect until such date thereafter as it may be adjusted in accordance with Sections 1.74(b) or 1.74(c) hereof and (ii) the Applicable Margin from and including the date hereof through July 31, 2012 shall be the amount for Tier 2 set forth above.

1.7 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereof (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.8 “Available Basket Amount” shall mean, at any time, $100,000,000 less, without duplication,

(a) the aggregate fair market value of Equipment sold or disposed of pursuant to Section 9.7(b)(ii) since the Closing Date,

(b) the aggregate fair market value of Real Property sold pursuant to Section 9.7(b)(viii) since the Closing Date, and

(c) the aggregate principal amount of Indebtedness (other than Indebtedness in respect of Capital Leases arising from the leasing of assets or property sold pursuant to Section 9.7(b)(ii) or 9.7(b)(viii) to the extent such Indebtedness does not exceed the aggregate sales price of such assets or property) outstanding at such time under Section 9.9(d).

1.9 “Banker’s Acceptance” shall refer to a time draft that is an order written by the beneficiary of a letter of credit as the drawer of the time draft instructing the issuer of the letter of credit as the drawee to pay the amount specified in the time draft that has been accepted by a bank.

1.10 “Bank Product Provider” shall mean any Lender, Affiliate of Lender or other financial institution (in each case as to any such Lender, Affiliate or other financial institution to the extent approved by Agent, it being acknowledged that as of the date hereof, Bank of America, N.A. and its Affiliates are so approved), that provides any Bank Products to Borrower.

1.11 “Bank Products” shall mean any one or more of the following types or services or facilities provided to Borrower by a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of credit card, debit card or stored value card sales or receipts, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Borrower maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (ii) controlled disbursement services and e-payable services and (c) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

1.12 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.13 “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

1.14 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the amount equal to:

(i) eighty-five (85%) percent of the Net Amount of the Eligible Accounts, plus

(ii) the lesser of (A) the Inventory Loan Limit or (B) the lesser of (1) eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal multiplied by the Value of the applicable Eligible Inventory or (2) sixty-five (65%) percent multiplied by the Value of the Eligible Inventory, minus

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to sublimit. The amounts of Eligible Inventory of Borrower shall, at Agent’s option, exercised in good faith, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrower or the perpetual inventory record maintained by Borrower.

1.15 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit F hereof, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) or the contents of which is prepared by Agent and confirmed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower to be complete and correct, and executed and delivered to Agent by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower.

1.16 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of California, and a day on which Agent is open for the transaction of business; except, that, if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.17 “Capital Expenditures” shall mean all expenditures for or contracts for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

1.18 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person; provided, that, if at any time the obligations of such Person in respect of an operating lease are required to be recharacterized as obligations in respect of a Capital Lease as a result of a change in GAAP after the date hereof, then for purposes hereof such Person’s obligations under such operating lease shall not, following the date of such recharacterization, be deemed obligations in respect of a Capital Lease.

1.19 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, joint venture, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.20 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of Borrower ) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings

Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.21 “Change in Law” shall mean the occurrence, after the Closing Date, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change by any Governmental Authority in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision (or any successor or similar authority) and all requests, rules, regulations, guidelines or directives promulgated thereunder or in connection therewith or by any United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have gone into effect after the date hereof regardless of the date actually enacted, adapted, promulgated or issued (unless such request, rule, regulation, guideline or directive was in full force and effect prior to the Closing Date).

1.22 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office.

1.23 “Closing Date” shall mean February 22, 2012.

1.24 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.25 “Co-Collateral Agent” shall have the meaning set forth in the preamble hereto.

1.26 “Co-Documentation Agent” shall have the meaning set forth in the preamble hereto.

1.27 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.28 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent, for itself and the benefit of Lenders, in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto. The form Collateral Access Agreements provided by Agent to Borrower prior to the date hereof are in form and substance satisfactory to Agent; provided, that, as to the Collateral Access Agreement with any lessor or other person as to a specific location, Agent may require such changes to the form as it may in its Permitted Discretion deem appropriate or desirable under the circumstances at the time or as to the applicable location.

1.29 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.29 hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”. Notwithstanding anything to the contrary set forth in this Agreement on and as of the date hereof, the Commitments of the Lenders parties to this Agreement shall be as set forth on Schedule 1.29 hereto. Each Lender by its signature below confirms that its Commitment is as set forth on Schedule 1.29.

1.30 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein (a) any extraordinary and/or one time or unusual and non-recurring gains and (b) any extraordinary and/or one time or unusual and non-recurring losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that,

(i) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person;

(ii) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded;

(iii) the non-cash expenses relating to the post-retirement plans sponsored by Borrower as of the date hereof or assumed by Borrower pursuant to an acquisition expressly permitted under Section 9.10 hereof shall be excluded;

(iv) the non-cash expenses relating to the employee stock option plan of Borrower as in effect on the date hereof or assumed by Borrower pursuant to an acquisition expressly permitted under Section 9.10 hereof shall be excluded;

(v) the non-cash expenses consisting of imputed interest shall be excluded;

(vi) the non-cash expenses consisting of deferred compensation shall be excluded (without duplication of any other non-cash expenses excluded pursuant to the terms hereof);

(vii)(A) the non-cash expenses consisting of an increase in the LIFO reserve shall be excluded and (B) the non-cash gains consisting of a decrease in the LIFO reserve shall be excluded;

(viii) non-cash impairment charges in respect of long-lived tangible and intangible assets (but not, in any case, Inventory), including goodwill, shall be excluded;

(ix) such other non-cash expenses as are not specified above as Agent may determine in its Permitted Discretion shall be excluded ;

(x) for the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person; and

(xi) non-cash gains and losses due solely to fluctuations in currency value shall be excluded;

(xii) fees and expenses in connection with incurrences of Indebtedness or issuances of equity permitted hereunder (including fees and expenses in connection with the issuance of the Senior Notes and the registration thereof under the Securities Act of 1933, as amended, and the related offer for, and redemption of, the 7.875% Senior Notes due 2013 of the Borrower, and the fees and expenses in connection with entering into this Agreement) or in connection with any acquisition, disposition or investment outside the ordinary course of business (including the Webster Acquisition), whether or not such incurrences, issuances or transactions are successful, shall be excluded; and

(xiii) (A) transition costs relating to acquisitions or otherwise outside the ordinary course of business (including the Webster Acquisition), and including any expenses or charges relating to hiring, severance or retention bonuses paid to employees relating to such acquisitions, (B) non-cash expenses related to post-retirement plans implemented after the date hereof and not assumed pursuant to an acquisition expressly permitted under Section 9.10 hereof and non-cash expenses relating to employee stock option plans of Borrower implemented after the date hereof and not assumed by Borrower pursuant to an acquisition expressly permitted under Section 9.10 hereof, (C) cash losses in respect of the matters referred to in clause (x) above, and (D) restructuring costs related to acquisitions outside the ordinary course of business and to closure/consolidation of facilities, retention charges and systems establishment costs, not to exceed $5,000,000 in the aggregate in any fiscal year of Borrower with respect to all of the foregoing collectively (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), shall be excluded.

1.31 “Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Borrower and its Subsidiaries at such date.

1.32 “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.33 “Data Disclosure Letter” shall mean the letter dated as of the date hereof, executed and delivered by a senior officer of Borrower, setting forth bank account numbers and other proprietary information with respect to Borrower or its Affiliates, as contemplated hereby to be delivered hereunder.

1.34 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.35 “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.36 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, with respect to a deposit account at any bank by and among Agent, Borrower and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower and such other terms and conditions as Agent may reasonably require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts (other than in respect of the bank’s customary fees and expenses for routine maintenance and operation thereof, including overdraft fees and amounts advanced to settle authorized transactions), the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts. The form of Deposit Account Control Agreement provided by Agent to Borrower prior to the date hereof is in form and substance satisfactory to Agent; provided, that, as to a Deposit Account Control Agreement with any specific bank, Agent may require such changes to the form as it may in its Permitted Discretion deem appropriate or desirable under the circumstances at the time.

1.37 “Domestic Subsidiary” shall mean any Subsidiary of Borrower, other than a Foreign Subsidiary.

1.38 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.39 “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States or Canada other than the provinces of Newfoundland and Quebec, the Northwest Territories and the Territory of Nunavit (provided, that, at any time promptly upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States and in US Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent, and Borrower has complied with the terms of Section 5.4(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there is no proceeding or action known to Borrower or Agent which is threatened or pending against the account debtors with respect to such Accounts which is reasonably likely result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n) the aggregate amount of such Accounts owing by a single account debtor (other than the subsidiaries of Royal Ahold B.V.) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts and the aggregate amount of such Accounts owing by the subsidiaries of Royal Ahold B.V. do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts;

(o) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as is deemed acceptable to Agent in good faith (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.40 “Eligible Inventory” shall mean Inventory of Borrower consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods, in each case which are acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Borrower’s business; (e) Inventory at premises other than those owned and controlled by Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by a Borrower, if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by Borrower to the owner and lessor thereof as Agent shall determine in good faith, and (ii) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by Borrower to the owner and operator thereof as Agent shall determine in good faith, and, in addition, if required by Agent: (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to such owner and operator of the first priority security interest in such Inventory of Agent, for itself and the benefit of Lenders; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent, for itself and the benefit of Lenders, except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (g) bill and hold goods; (h) obsolete or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected security interest of Agent, for itself and the benefit of Lenders; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment and (l) Inventory located outside the United States. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.41 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, that represents to Agent that it has a tangible net worth calculated in accordance with the applicable generally accepted accounting principles consistently applied (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) of not less than $250,000,000 and in each case is approved by Agent and (d) any other commercial bank or financial institution, and in each case approved by Agent; provided, that, (i) neither Borrower nor any Guarantor or any Affiliate of Borrower or any Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to the Obligations shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.42 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.43 “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.44 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.45 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower, or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.46 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (for which reporting has not been waived); (b) the adoption of any amendment to a defined benefit Plan that would not be permitted to take effect pursuant to Code Section 436(c)(1); (c) the failure to pay the minimum required contributions (as set forth in Sections 430(a) and (j) of the Code or Sections 303(a) and (j) of ERISA, whether or not waived) to any defined benefit Plan; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which Borrower or any of its respective Subsidiaries (other than any Foreign Subsidiary) is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Subsidiaries (other than any Foreign Subsidiary) could otherwise be liable; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $250,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $250,000.

1.47 “Eurodollar Rate” shall mean, for any Interest Period with respect to a Eurodollar Rate Loan, a per annum rate of interest (rounded upward, if necessary, to the nearest one-eighth of one (1/8th of 1%) percent), determined by Agent at approximately 11:00 a.m. (London time) two Business Days before commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent) or (b) if BBA LIBOR is not available for any reason, the average interest rate (as quoted to Agent by three major banks in the London interbank Eurodollar market selected by Agent) at which Dollar deposits in the approximate amount of the Eurodollar Rate Loan would be offered to Agent. If the Board of Governors imposes a Statutory Reserve with respect to Eurodollar deposits and the applicable rate is determined by reference to the foregoing clauses (a) or (b), then the Eurodollar Rate shall be (x) the foregoing rate, divided by (y) the sum of one (1) minus the Statutory Reserve.

1.48 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.49 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.50 “Excess Availability” shall mean the amount, as determined by Agent in good faith, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base (but without regard to Reserves established in respect of Letter of Credit Accommodations to the extent such Letter of Credit Accommodations are included in the Obligations for purposes of clause (b)(i) of this definition) and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (after giving effect to the repayments received by Agent in respect of the Obligations in accordance with Section 6.3(b) hereof), plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iii) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent, plus (c) the aggregate amount of cash and Cash Equivalents held by Borrower at (i) the Agent or (ii) any Lender that is subject to a Deposit Account Control Agreement or a Investment Property Control Agreement, as applicable, in favor of Agent, for the benefit of Lenders, in form and substance reasonably satisfactory to Agent, to the extent such amount does not exceed the sum reasonably determined pursuant to the immediately preceding clause (b).

1.51 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.52 “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender: (a) any Tax imposed on or determined by reference to net income, branch profits Taxes, and franchise Taxes, in each case imposed as a result of a present or former connection between Agent or such Lender and the jurisdiction (or by any political subdivision or taxing authority thereof or therein) imposing such Tax, (b) any Tax resulting from Agent’s or a Lender’s failure to comply with the requirements of Section 6.5(d) (except to the extent such failure is attributable to a Change in Law with respect to taxation by any Governmental Authority after the time it becomes a party to this Agreement, or designates a new Lending Office, as the case may be), (c) in the case of any Lender, any United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time it becomes a party to this Agreement (other than pursuant to an assignment of a Minority Lender under Section 11.3(c)), or such Lender designates a new Lending Office; except, that, Taxes described in this clause (c) shall not include any amount with respect to United States withholding Taxes that such Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 6.5, if any, with respect to such United States withholding Taxes at the time it designates a new Lending Office or at the time of the assignment and (d) any United States withholding taxes imposed under FATCA.

1.53 “FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations promulgated thereunder or administrative interpretations thereof.

1.54 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

1.55 “Fee Letter” shall mean the letter agreement, dated of even date herewith, between Borrower and Agent, setting forth certain fees payable by Borrower to Agent for the benefit of itself and/or Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.56 “Finance Co.” shall mean AEP Industries Finance Inc., a Delaware corporation and wholly-owned Subsidiary of Borrower.

1.57 “Finance Co. Investment” shall mean any loan or advance to, or other investment in (by capital contribution, dividend or otherwise), Finance Co. by Borrower; provided, that, as to any such loan, advance or other investment, each of the following conditions is satisfied: (a) as of the date of any such loan, advance or other investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (b) as of the date of any such loan, advance or other investment, and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date and after giving effect to any such loan, advance or investment, (i) as of the date of any such payment, and after giving effect thereto, Excess Availability shall be not less than $25,000,000 and (ii) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 during the fiscal year in which such payment is made (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), and (c) all of the proceeds of any such loan, advance or other investment shall be used by Finance Co. to make a substantially contemporaneous payment to redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of Borrower permitted under Section 9.11(c) hereof.

1.58 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Guarantor in connection with this Agreement.

1.59 “Fixed Charge Coverage Ratio” shall mean, as to Borrower on a consolidated basis, with respect to any period, the ratio of (a) the amount equal to the sum of EBITDA of Borrower for such period minus unfinanced Capital Expenditures of Borrower for such period (it being understood and agreed that Capital Expenditures may be financed pursuant to the incurrence of debt, issuance of Capital Stock, seller financing or otherwise, as may be permitted hereunder to (b) the Fixed Charges for such period.

1.60 “Fixed Charges” shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, of (a) all cash Interest Expense during such period, (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred or assumed for borrowed money and Indebtedness with respect to Capital Leases, (c) dividends on shares of the Capital Stock of Borrower (other than dividends payable in shares of the Capital Stock of Borrower) plus (d) cash Taxes (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period.

1.61 “Foreign Subsidiaries” shall mean any Subsidiaries of Borrower (a) organized or incorporated under the laws of any jurisdiction outside the United States, or (b) whose assets consist, directly or indirectly, solely of the capital stock of one or more Foreign Subsidiaries; and which have substantially all of their respective assets outside the United States; sometimes being referred to herein individually as a “Foreign Subsidiary”.

1.62 “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; except, that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.63 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.64 “Guarantor” shall mean any Subsidiary of Borrower that is a guarantor of the Obligations of Borrower or that owns any Collateral.

1.65 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, mold and similar biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.66 “Hedge Agreement” shall mean an agreement between Borrower and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.67 “Immaterial Subsidiary” shall mean, at any time, any Subsidiary that (a) contributed two and one-half (2.5%) percent or less of Consolidated Net Income of Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, and (b) had consolidated assets representing two and one-half (2.5%) percent or less of Consolidated Total Assets on the last day of the most recent fiscal quarter ended on or prior to the date of determination; provided, that at no time shall all Immaterial Subsidiaries have (i) contributed five (5%) percent or more of Consolidated Net Income of Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination or (ii) consolidated assets representing five (5%) percent or more of Consolidated Total Assets on the last day of the most recent fiscal quarter ended on or prior to the date of determination.

1.68 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

1.69 “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

1.70 “Information Certificate” shall mean the Amended and Restated Information Certificate of Borrower constituting Exhibit B hereof containing material information with respect to Borrower, its respective businesses and assets provided by or on behalf of Borrower to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.71 “Intellectual Property” shall mean all of Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill connected with the use of or symbolized by any trademark or the license of any trademark); proprietary customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.72 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.73 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) months or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.74 “Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Prime Rate Loans, a rate equal to the Prime Rate,

(ii) as to Eurodollar Rate Loans, a rate equal to two (2%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect two (2) Business Days prior to the commencement of such Interest Period, whether such rate is higher or lower than any rate previously quoted to Borrower).

(b) Subject to clause (c) of this definition below, the Interest Rate payable by Borrower shall be, or shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, at Agent’s option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to Borrower at any time outstanding in excess of the Borrowing Base or the Maximum Credit (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.75 “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.76 “Inventory Loan Limit” shall mean $70,000,000.

1.77 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent after the occurrence and during the continuation of an Event of Default with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of Borrower and including such other terms and conditions as Agent may reasonably require.

1.78 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.79 “Lending Office” shall mean the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

1.80 “Letter of Credit Accommodations” shall mean, collectively, letters of credit (whether documentary or standby) and banker’s acceptances issued with respect to drafts presented under letters of credit for the purchase of merchandise, and merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Guarantor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Guarantor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.81 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.82 “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.83 “Material Adverse Effect” shall mean the occurrence of any one or more of the following events: (a) in any calendar year Borrower shall lose a customer the sales to whom for the immediately preceding calendar year accounted for forty (40%) percent or more of Borrower’s total sales volume for such immediately preceding year; (b) Borrower is at any time required to purchase forty (40%) percent or more of its raw materials on a cash on delivery or cash in advance basis as the result of one or more vendor’s unwillingness to extend credit to Borrower; (c) any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Borrower is convicted of a felony criminal offense; (d) the loss of production of Borrower of twenty (40%) percent or more of Inventory (measured in tons) from the average weekly amounts produced based on the immediately preceding four (4) weeks for a period of greater than five (5) consecutive days due to either or both of equipment failure or labor strike, stoppage, walkout or other labor related reason; or (e) a “force majeure event” occurs which results in Borrower’s revenues being forty (40%) percent or more less than Borrower’s revenues in the immediately preceding fiscal month, which is not fully covered by insurance.”

1.84 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements) of Borrower that, by its terms, cannot be completed within one (1) year and involving monetary liability of or to any Person in an amount in excess of $7,500,000 in any fiscal year (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), and (b) any other contract or other agreement (other than the Financing Agreements) to which Borrower is a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.85 “Maturity Date” shall the meaning set forth in Section 13.1 hereof.

1.86 “Maximum Credit” shall mean the amount of $150,000,000.

1.87 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

1.88 “Net Amount of Eligible Accounts” shall mean, the gross amount of the Eligible Accounts of Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.89 “Net Orderly Liquidation Value” shall mean with regard to any Inventory, the net proceeds that could be expected from an orderly liquidation sale of such Inventory, after all expenses, professionally managed, with the seller obligated to sell over a defined period not to exceed one hundred twenty (120) days from the commencement of such sale, assuming that (a) the Borrower’s facilities are in limited operation, utilizing select current employees of the Borrower, for the purposes of liquidating the Inventory, (b) the Inventory would be disposed of on a piecemeal basis or through appropriate groupings, under a scenario whereby the purchasers are buying “as is, where is” for cash or cash equivalent, (c) the terms are sold on a Free on Board (“FOB”) warehouse basis, and (d) taking into consideration current economic trends, condition, location and marketability.

1.90 “Net Proceeds” shall mean the aggregate cash proceeds payable to Borrower or any of its Subsidiaries in respect of any sale or other disposition of any assets or properties, net of the direct costs relating to such sale or other disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts applied to the repayment of indebtedness secured by lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction. Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition, but shall include such proceeds when and as converted by Borrower or Subsidiary of Borrower to cash or other immediately available funds.

1.91 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of any kind, nature and description owing by Borrower to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if, upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrower, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product (other than a Hedge Agreement if Agent has requested the agreement referred to in clause (i) above), the same shall only be included within the Obligations if the Bank Product Provider with respect thereto shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to Borrower and (B) the obligations arising pursuant to such Bank Products provided to Borrower constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing (provided, that, not such notice or acceptance shall be required as to such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product provided by or owing to Wells Fargo or any of its Affiliates), and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness; except, that, each reference to the term “Lender” in Sections 12.2, 12.3(b), 12.6, 12.7 and 12.12 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.”

1.92 “OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.93 “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.94 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.95 “Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

1.96 “Permitted Holders” shall mean the persons listed on Schedule 1.96 hereto and their respective successors and assigns.

1.97 “Permitted Transactions” shall mean any one or more of the following after the date hereof: (a) the payment by Borrower of any dividend in respect of its Capital Stock consisting of common stock, or any repurchase or redemption by Borrower of such Capital Stock; (b) the redemption, repurchase or repayment of the principal of any Indebtedness of Borrower evidenced by or arising under the Senior Notes; (c) the redemption, repurchase or repayment of the principal of any Indebtedness of Borrower evidenced by or arising under the Wrightsville Notes or the Post-Wrightsville Loan Documents; (d) any payments by Borrower in respect of loans or investments provided for in Section 9.10(g) hereof; (e) any payment by any Subsidiary of Borrower in respect of the repurchase or redemption of the Capital Stock of Borrower; and (f) any Finance Co. Investment (without duplication of any amounts paid to redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of Borrower permitted under Section 9.11(c) using the proceeds of such Finance Co. Investment that constitutes a Permitted Transaction).

1.98 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.99 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.100 “Prime Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Wells Fargo, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.

1.101 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.102 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.103 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.104 “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent in good faith.

1.105 “Real Property” shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.106 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued and payable to Borrower or otherwise in favor of or delivered to Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary); provided, that, the foregoing shall not include any Excluded Property.

1.107 “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.108 “Reference Bank” shall mean Wells Fargo Bank, National Association, or such other bank as Agent may from time to time designate to be used for similar purposes as provided for herein generally for borrowers from Wells Fargo or only for new borrowers from Wells Fargo.

1.109 “Refinancing Indebtedness” shall have meaning set forth in Section 9.9 hereof.

1.110 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.111 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders (other than Commitments held by a Defaulting Lender), or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.112 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish in good faith and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets or business of Borrower or any Guarantor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect (i) dilution with respect to the Accounts of Borrower (based on the ratio of the aggregate amount of non-cash reductions in Accounts of Borrower for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent and (ii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower to Agent or any Bank Product Provider arising under or in connection with any Bank Products as such Bank Product Provider may require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of any security interest of Agent in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.”

1.113 “Sanctioned Entity” “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

1.114 “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

1.115 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders and (c) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

1.116 “Senior Note Description of Notes” shall mean the description of the Senior Notes attached as Exhibit D hereto.

1.117 “Senior Notes” shall mean, collectively, the 8.25% Senior Notes due 2019 of Borrower in the original aggregate principal amount of $200,000,000, issued by Borrower pursuant to the Senior Note Indenture, the terms of which are described in the Senior Note Description of Notes, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.118 “Senior Note Indenture” shall mean the Indenture pursuant to which the Senior Notes are issues, as the same exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.119 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.120 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.121 “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). LIBOR Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

1.122 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.123 “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate eighty (80%) percent or more of the aggregate Commitments of all Lenders (other than Commitments held by a Defaulting Lender), or if the Commitments shall have been terminated, Lenders to whom at least eighty (80%) percent of the then outstanding Obligations are owing.

1.124 “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.125 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except, that, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).

1.126 “United States” shall mean the United States of America and its territories and possessions and including the Commonwealth of Puerto Rico.

1.127 “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination. For purposes hereof, the term “Exchange Rate” shall mean shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

1.128 “US Dollars”, “US$” and “$” shall mean the lawful currency of the United States.

1.129 “Value” shall mean, as determined by Agent, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.130 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.131 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.132 “Webster Acquisition” shall mean the acquisition of the “Webster Industries” businesses pursuant to the Webster Purchase Agreement.

1.133 “Webster Purchase Agreement” shall mean the Asset Purchase Agreement dated September 27, 2011, by and among (a) Borrower and (b) CI Holdings Corp., Chelsea Industries, Inc., Bes-Pak & Company, Inc., FESC Corp. and RSMC, Inc.

1.134 “Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.135 “Wrightsville Authority” shall mean, collectively, the following (together with their respective successors and assigns):(a) the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, and (b) the Pennsylvania Industrial Development Authority and (c) the Pennsylvania Department of Community and Economic Development.

1.136 “Wrightsville Deed” shall mean (a) the Deed, dated June 13, 1996, and (b) the Deed, dated September 25, 2006, in each case between Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. pursuant to which the land located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania was conveyed by Borrower to the Greater Wilkes-Barre Industrial Fund, Inc.

1.137 “Wrightsville Installment Sale Agreement” shall mean the Installment Sale Agreement, dated June 20, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and Borrower pursuant to which the Greater Wilkes-Barre Industrial Fund, Inc. sold the land located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania with all improvements now and then located thereon to Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.138 “Wrightsville Loan Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):

(a)(i) the Wrightsville Deed, (ii) the Loan Agreement, dated June 20, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, (iii) the Open End Mortgage, dated June 20, 1996, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development, (iv) the Wrightsville Installment Sale Agreement, and (v) the Assignment of the Wrightsville Installment Sale Agreement, dated June 20, 1996, by and among the Greater Wilkes-Barre Industrial Fund, Inc., Borrower and the Pennsylvania Department of Commerce, by and through its successor, the Pennsylvania Department of Community and Economic Development;

(b)(i) the Loan Agreement, effective as of July 2, 1996, by and between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, (ii) the Open End Mortgage, effective as of July 2, 1996, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, and (iii) the Assignment of the Wrightsville Installment Sale Agreement, effective as of July 2, 1996, by and among the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority;

(c)(i) the Loan Agreement, dated June 20, 1996, by and between Borrower and the Commonwealth of Pennsylvania acting by and through the Department of Commerce, and (ii) the Security Agreement, dated June 20, 1996, by and between the Pennsylvania Department of Commerce and Borrower;

(d)(i) the Loan Agreement, dated October 21, 2008, by and between Borrower, the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, (ii) the Open-Ended Mortgage, effective as of October 21, 2008, between the Greater Wilkes-Barre Industrial Fund, Inc. and the Pennsylvania Industrial Development Authority, and (iii) the Amended and Restated Mortgage Subordination Agreement effective as of October 21, 2008, by and among the Greater Wilkes-Barre Industrial Fund, Inc., Borrower, the Pennsylvania Industrial Development Authority and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development;

(e)(i) the Loan Agreement, dated October 21, 2008, by and between Borrower and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development, and (ii) the Security Agreement, dated October 21, 2008, by and between Borrower and the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development; and

(f) the Wrightsville Notes.

1.139 “Wrightsville Fixed Assets” shall mean the Real Property owned by Borrower as of the date hereof located at 20 Elmwood Avenue, Crestwood Industrial Park, Mountaintop, Pennsylvania and the Equipment owned by Borrower located at such Real Property as of the date hereof, in each case as to such Real Property and Equipment to the extent subject to the mortgage and security interest of the Wrightsville Authority pursuant to the Wrightsville Loan Agreements as in effect on the date hereof.

1.140 “Wrightsville Notes” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Note, dated June 20, 1996, of the Greater Wilkes-Barre Industrial Fund, Inc. in the amount of $3,300,000 payable to the Commonwealth of Pennsylvania and assumed by Borrower pursuant to the Consent, Subordination and Assumption Agreement, dated June 20, 1996, by Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. in favor of the Commonwealth of Pennsylvania; (b) the Note, dated July 2, 1996, of the Greater Wilkes-Barre Industrial Fund, Inc. in the amount of $2,000,000 payable to the order of the Pennsylvania Industrial Development Authority and assumed by Borrower pursuant to the Consent, Subordination and Assumption Agreement, effective as of July 2, 1996, by Borrower and the Greater Wilkes-Barre Industrial Fund, Inc. in favor of the Pennsylvania Industrial Development Authority; (c) the Note, dated June 20, 1996, of Borrower in the amount of $400,000 payable to the order of the Commonwealth of Pennsylvania, acting by and through the Pennsylvania Department of Commerce; (d) the Note, dated October 21, 2008, made by the Greater Wilkes-Barre Industrial Fund, Inc. and Borrower, in the amount of $1,405,831 or 40% of “Cost” (as defined therein) payable to the order of the Pennsylvania Industrial Development Authority; and (e) the Note, dated October 21, 2008, of Borrower in the amount of $1,000,000 payable to the order of the Commonwealth of Pennsylvania, acting by and through its Department of Community and Economic Development.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to Borrower from time to time in amounts requested by Borrower up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit.

(b) Agent may, in its Permitted Discretion, from time to time, upon not less than ten (10) days prior notice to Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in its Permitted Discretion that: (i) the number of days of the turnover of the Inventory for any period has adversely changed in any material respect or (ii) the value of the Eligible Inventory, or any category thereof, has decreased in any material respect, including any decrease attributable to a change in the nature, quality or mix of the Inventory or a decline in resin prices. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in its Permitted Discretion. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

(c) Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, and (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrower based on the Eligible Inventory shall not exceed the Inventory Loan Limit.

(d) In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to Borrower exceed the Borrowing Base, or the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding based on the Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations outstanding exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, within two (2) Business Days after written demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Loans to Borrower pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee at a per annum rate equal to the Applicable Margin for Eurodollar Rate Loans times the daily outstanding balance of Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears on the first (1st) day of each succeeding month; except, that, Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the ratable benefit of Lenders, such letter of credit fee at a rate equal to two (2) percentage points in excess of the Applicable Margin times the daily outstanding balance of Letter of Credit Accommodations for such immediately preceding month (or part thereof) for: (A) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent in its Permitted Discretion. Such fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

(c) Borrower shall give Agent two (2) Business Days’ prior written of Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent in its Permitted Discretion: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $20,000,000; provided, that, the amount of all outstanding Letter of Credit Accommodations consisting of banker’s acceptances and all other commitments and obligations made or incurred in connection therewith shall not at any time exceed $5,000,000.

(f) Borrower shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement. In no event shall the foregoing be construed to waive or otherwise affect any rights of Borrower against the issuer or any correspondent as a result of the failure of such issuer or correspondent to pay the beneficiary under a Letter of Credit Accommodation upon a draw by such beneficiary in accordance with the terms of such Letter of Credit Accommodation.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrower shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Agent shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided, that, no Event of Default exists or has occurred and is continuing, Agent shall not exercise any of the following unless agreed to by or on behalf of Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower’s name.

(i) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.

(j) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Commitments.

The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Optional Reduction in Maximum Credit.

At any time and from time to time after the first anniversary of the date hereof, subject to the terms and conditions contained herein, upon not less than ten (10) days’ prior written notice to Agent (which notice shall be irrevocable), Borrower may at its option reduce the amount of the Maximum Credit to an amount not less than $50,000,000; provided, that, as to any and all such reductions, each of the following conditions is satisfied: (a) in no event shall the Maximum Credit be reduced to an amount less than the sum of the then outstanding amount of the Loans and the Letter of Credit Accommodations after giving effect to any payment received on the date of such reduction; (b) any reduction shall be in an amount not less than $5,000,000 or an integral multiple thereof; (c) Borrower may only so reduce the Maximum Credit two (2) times; (d) as of the date of any such reduction and after giving effect thereto, there shall be Excess Availability; and (e) the reduction shall be effective on the date specified in the notice from Borrower to Agent of Borrower’s intention to exercise its rights under this Section, which date shall be no more than thirty (30) days after the date of the receipt by Agent of such notice.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, two (2) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least two (2) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing. A certificate of Agent or the applicable Lender or Participant setting forth the basis for the determination of such amount necessary to compensate such Lender or Participant as aforesaid shall be delivered to Borrower and shall be presumptive evidence of such amount.

(d) Interest shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears (or earlier as otherwise provided herein) not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to three-eighths of one (3/8%) percent per annum calculated upon the amount by which $150,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Borrower shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by Agent from Borrower on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, in connection with any Change in Law, any Lender, Issuing Bank, or any banking or financial institution from whom any Lender borrows funds or obtains credit (“Funding Bank”) determines that such Change in Law has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of the foregoing is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrower shall from time to time upon demand by Agent pay to Agent, without duplication, additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost. Notwithstanding anything to the contrary contained in this Section 3.3(a), if any Lender or Issuing Bank fails to notify Borrower of any event that will entitle such Lender or Issuing Bank to indemnification under this Section 3.3(a) within ninety (90) days after the date such Lender or Issuing Bank obtains actual knowledge of such event, then such Lender or Issuing Bank shall not be entitled to indemnification from Borrower for such amounts arising prior to the date that is ninety (90) days before the date on which such Lender or Issuing Bank notifies Borrower of such event. A certificate as to the amount of such increased cost shall be submitted to the Borrower by Agent or the applicable Lender or Issuing Bank and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrower shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification shall equal the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e) If any Change in Law shall subject Agent, any Lender, Funding Bank or Issuing Bank to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its Loans, Letter of Credit Accommodations, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to Agent, such Lender or such Issuing Bank, of making, converting to, continuing or maintaining any Loan or of maintain its obligation to make any such Loan, or to increase the cost to Agent, such Lender or such Issuing Bank, of participating in, issuing or maintaining any Letter of Credit Accommodations (or of maintaining its obligation to participate in or to issue any Letter of Credit Accommodations), or to reduce the amount of any sum received or receivable by Agent, such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Agent, such Lender or such Issuing Bank, as the case may be, against such increased costs or reduction suffered.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Amendment and Restatement.

Each of the following is a condition precedent to the effectiveness hereof:

(a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);

(b) no Material Adverse Effect shall have occurred since October 31, 2011;

(c) Agent shall have received, in form and substance reasonably satisfactory to Agent in good faith, all consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrower and by processors and warehouses at which Collateral is located, in each case to the extent Borrower shall have obtained such Collateral Access Agreements on or before the date hereof through its commercially reasonable efforts, and except, in the case of Deposit Account Control Agreements, to the extent Agent may have agreed with Borrower in writing that the foregoing may be so delivered by Borrower after the date hereof;

(d) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $30,000,000 after provision for payment of all fees and expenses of the transactions contemplated hereby;

(e) without limitation upon the exception set forth in clause (c) above as to deposit accounts not subject to Deposit Account Control Agreements and except as otherwise permitted by Section 5.4 hereof, Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral, other than motor vehicles (except as to the priority of the security interest of Agent, as may be otherwise permitted under Section 9.8 hereof);

(f) Agent shall have received and reviewed lien search results for the jurisdiction of incorporation of Borrower, and judgment search results in such jurisdiction and the jurisdiction of the chief executive office of Borrower, which search results shall be in form and substance satisfactory to Agent (it being understood that a search result shall not be unsatisfactory to Agent because it indicates a lien otherwise permitted hereunder);

(g) Agent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for Borrower, in form and substance reasonably acceptable to Agent; and

(h) on the date hereof, Agent shall have delivered to Borrower, or shall have filed and recorded with the appropriate filing office, all documents or instruments (including UCC-3 termination statements and mortgage releases) necessary to release all Liens in favor of Agent on Excluded Property.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations.

Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or to the best of the knowledge of Borrower or to the actual knowledge of Agent, threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for the ratable benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby grants to Agent, for itself and the ratable benefit of Secured Parties, a security interest in, and hereby confirms, reaffirms and restates the prior grant thereof (other than with respect to the Excluded Property (as hereafter defined)) pursuant to the Existing Agreement, all personal property and interests in personal property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”):

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all Inventory;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments, including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) Inventory described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed Inventory, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Excluded Property.

Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include the following (collectively, the “Excluded Property”):

(a) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(b) any rights, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located:

(i) all Real Property and fixtures;

(ii) the Compass Account (defined below) and all funds deposited therein so long as no more than $25,000 is maintained in such deposit account for longer than five consecutive Business Days; and

(iii) all Equipment;

(iv) all construction agreements, equipment purchase agreements, equipment refurbishment agreements and warranties, in each case which are related solely to the Real Property or the Equipment;

(v) all Intellectual Property related solely to the Equipment;

(vi) all general intangibles arising solely from the foregoing;

(vii) all chattel paper, instruments and documents evidencing, governing, securing or substituted for the foregoing;

(viii) all deposit accounts (including all funds on deposit therein or credited thereto) and all securities accounts (including any and all investment property held therein or credited thereto), in each case only if all funds, investment property or other assets deposited or held therein or credited consist solely of identifiable proceeds arising from the sale, lease or other disposition of the foregoing;

(ix) all supporting obligations related solely to the foregoing;

(x) all commercial tort claims related solely to the foregoing;

(xi) Records solely evidencing or governing the foregoing; and

(xii) all proceeds of sale or other disposition of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the foregoing;

(c) the Capital Stock of the Foreign Subsidiaries in excess of sixty-six (66%) percent of all of the issued and outstanding shares of Capital Stock of such Subsidiary;

(d) each deposit account, investment account or securities account into which (i) the Net Current Asset Escrow Amount and the Indemnity Escrow Amount have been deposited pursuant to the Escrow Agreements (each as defined in the Webster Purchase Agreement) and (ii) any other escrow funds, deposits for acquisitions and/or post-closing adjustment amounts are from time to time deposited, in each case together with all assets deposited therein, as required pursuant to the Webster Purchase Agreement and any other acquisition or investment expressly permitted under Section 9.10 hereof, solely for the period that such funds are required to be held on deposit or in escrow pursuant to the Webster Purchase Agreement, the Escrow Agreements, such other transaction agreement and any escrow agreement related thereto; and

(e) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b), unless and until such trademark is used in interstate commerce and unless and until an acceptable amendment to allege use or statement of use pursuant to 15 U.S.C. § 1051 Sections 1(c) or (d), as applicable, is filed with the United States Patent and Trademark Office.

5.3 Release of Capital Stock of Foreign Subsidiaries.

(a) At any time after the satisfaction of each of the conditions set forth in Section 5.3(b) below with respect to a Foreign Subsidiary (other than any Subsidiary organized or incorporated under the laws of Canada, France or Spain or any jurisdiction therein or which has substantially all of its assets in Canada, France or Spain), Agent shall upon the written request of Borrower received within ten (10) Business Days’ of the satisfaction of all of such conditions, at the expense of Borrower, execute and deliver to Borrower, in form and substance reasonably satisfactory to Agent and Borrower, a written release of the security interest of Agent in the Capital Stock of such Subsidiary, such release to only be effective upon the satisfaction of each of the conditions in Section 5.3(b) with respect thereto.

(b) Agent shall only be required to so execute and deliver such written release with respect to its security interest in the Capital Stock of a Foreign Subsidiary (other than any Subsidiary organized or incorporated under the laws of Canada, France or Spain or any jurisdiction therein or which has substantially all of its assets in Canada, France or Spain) if each of the following conditions with respect to such Foreign Subsidiary is satisfied as determined by Agent in its Permitted Discretion: (i) such Subsidiary shall have received not less than the US Dollar Equivalent of $2,000,000 in immediately available funds from a financial institution that is not an Affiliate of Borrower as proceeds of a loan or loans (net of any repayments thereof), the proceeds of which are to be used for the general corporate purposes of such Subsidiary and are made pursuant to a credit facility entered into by such Subsidiary after the date hereof where the financial institution has committed to make loans to such Subsidiary, subject to the terms and conditions set forth in the applicable documentation with respect to such credit facility, (ii) the Indebtedness of such Subsidiary arising pursuant to such loan or loans shall be permitted under Section 9.9(f) hereof, (iii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to obtain such loan or loans, which notice shall reasonably specify the Subsidiary which is obtaining such loan or loans, the financial institution which is to provide such loan or loans, the interest rate, the fees, the term, the amortization of the Indebtedness pursuant thereto (if any), and such other terms and conditions with respect thereto as Agent may reasonably specify, (iv) Borrower shall have delivered, or caused to be delivered, to Agent written evidence from the financial institution providing such loan or loans that the conditions to such financial institution providing such loan or loans include the requirement that Agent release its security interest in any Capital Stock of such Subsidiary, and (v) no Event of Default shall exist or have occurred and is continuing.

5.4 Perfection of Security Interests.

(a) Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower as debtor, as Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine in good faith, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower or to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral; provided, that, in such event, upon Borrower’s written request and at Borrower’s expense, Agent shall file such amendments to its financing statements to change the assets described therein so as to constitute the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower as debtor so long as this Agreement has not been terminated or all of the Obligations have not been paid and satisfied in full in immediately available funds.

(b) Borrower does not have any chattel paper (whether tangible or electronic) or instruments constituting Collateral as of the date hereof in each case evidencing a monetary obligation in excess of $100,000 in any one case or in the aggregate in excess of $250,000, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument constituting Collateral after the date hereof, Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments constituting Collateral that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree; provided, that, unless and until a Default or Event of Default shall exist or have occurred and for so long as the same is continuing, Borrower shall not be required to deliver to Agent any tangible chattel paper or instruments constituting Collateral until the aggregate amount of the monetary obligations evidenced thereby exceed $250,000. At Agent’s option, Borrower shall, or Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) constituting Collateral, Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Borrower does not have any deposit accounts constituting Collateral as of the date hereof, except as disclosed to Agent on the date hereof in the Data Disclosure Letter. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account constituting Collateral unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent; except, that, Borrower shall not be required to comply with clauses (i), (ii) or (iii) of this subsection (d) as to any deposit account which at all times has less than $25,000 so long as the aggregate amount of all deposits in all such accounts is less than $100,000 and no Default or Event of Default shall exist or have occurred and be continuing. The terms of this subsection (d) shall not apply to deposit accounts described in Section 5.2(d) hereof, the deposit account disclosed in the Data Disclosure Letter in the name of Borrower maintained at Compass Bank (the “Compass Account”) so long as no more than $25,000 is maintained in such deposit account for longer than five consecutive Business Days, and any deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(e) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property constituting Collateral, as of the date hereof, except as set forth in the Information Certificate, or have any investment account, securities account, commodity account or other similar account (other than a deposit account) constituting Collateral with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Data Disclosure Letter.

(i) Subject to Section 5.2(c) hereof, in the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities constituting Collateral, upon Agent’s request, Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. Subject to Section 5.2(c) hereof, any securities constituting Collateral, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent. The terms of this subsection (e)(ii) shall not apply to investment accounts or securities constituting Excluded Property under Section 5.2(d) hereof.

(f) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument constituting Collateral as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument constituting Collateral having a face amount in excess of $30,000 in any one case or $75,000 in the aggregate, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Agent thereof in writing. Upon Agent’s request, Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) to the extent permitted under the letter of credit, banker’s acceptance or similar instrument; provided, that, upon Agent’s request, Borrower shall use its best efforts (but without having to pay more than the customary fees of the applicable bank) to have such letter of credit, banker’s acceptance or similar instrument be transferable.

(g) Borrower does not have any commercial tort claims constituting Collateral as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof have any commercial tort claims constituting Collateral, Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.4(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrower does not have any Collateral in the custody, control or possession of a third party as of the date hereof, except (i) as set forth in the Information Certificate, (ii) for Collateral located in the United States of America in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such Collateral or (iii) as otherwise permitted pursuant to Section 9.2 hereof. In the event that any Collateral at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement duly authorized, executed and delivered by such person, Agent and Borrower; provided, that, Borrower shall not be required to deliver a Collateral Access Agreement from public warehouses that may from time to time be in possession of Inventory so long as (A) no Default or Event of Default shall exist or have occurred and be continuing, and (B) the aggregate value of all Inventory at such warehouses is less than $250,000.

(i) Borrower shall take any other actions reasonably requested by Agent in good faith from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral; provided, that, any such notation shall not be required under this Agreement on any certificate of title for any motor vehicle with a fair market value of less than $25,000, (iii) complying with any provision of any statute, regulation or treaty of the United States of America as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction. Notwithstanding anything to the contrary in this Agreement or any other Financing Agreements, Borrower shall not have any obligation to file any security agreements or notices thereof with respect to, or to perfect any security interest of Agent in, any Intellectual Property included in the Collateral in any jurisdiction other than the United States of America.

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrower’s Loan Accounts.

Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements.

Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered presumptively correct and deemed accepted by Borrower and binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

6.3 Collection of Accounts.

(a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are selected by Borrower and reasonably acceptable to Agent into which Borrower shall promptly deposit and direct all account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall deliver, or cause to be delivered to Agent a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.4 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrower shall execute and deliver such agreements and documents as Agent may require in connection therewith. Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrower as Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Without limiting any other rights or remedies of Agent or Lenders, Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that either: (i) an Event of Default shall exist or have occurred and be continuing, or (ii) Excess Availability is less than $25,000,000. Agent shall send to Borrower a copy of any such written instruction sent by Agent to the depository bank promptly thereafter. In the event that at any time after Agent has instructed such depository banks to transfer such funds to the Agent Payment Account, each of the conditions set forth in clauses (i) and (ii) above do not exist or have not occurred and are not continuing for a period of thirty (30) consecutive days, upon Borrower’s written request received by Agent within five (5) Business Days after the end of such thirty (30) day period, Agent shall instruct such depository banks to transfer the funds on deposit in such accounts to such operating deposit account of Borrower as Borrower may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above (the period during which funds received or deposited into the Blocked Accounts are required pursuant to this Section 6.3(a) to be transferred to the Agent Payment Account being herein referred to as the “Cash Dominion Period”). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise, in each case during a Cash Dominion Period, shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Borrower and its shareholders, directors, employees, agents and Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans and to pay Obligations then due arising under or pursuant to any Hedge Agreements of Borrower with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligation), on a pro rata basis; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and fifth, to pay or prepay any Obligations including Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis; provided, that, (i) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans and (ii) unless so requested by Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent and Lenders shall not apply any payments which it receives to any Eurodollar Rate Loans, other than on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans. Notwithstanding anything to the contrary contained herein, to the extent that there may be any limits on the amount of the Obligations secured by any specific Collateral, all payments in respect of the Obligations shall be deemed applied first to the portion of the Obligations in excess of the such limits. Any payments received by Agent which are not applied to the Obligations shall be held as cash collateral for the Obligations. Such cash collateral shall constitute part of the Collateral. Such cash collateral shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent’s own funds. So long as no Default or Event of Default shall exist or have occurred and be continuing and there is Excess Availability, amounts received by Agent from Borrower pursuant to the foregoing which are not applied to the Obligations or are not held as cash collateral pursuant to the terms hereof shall, upon the request of Borrower received by Agent on or before 12:00 noon New York City time on any Business Day, be remitted to Borrower. To the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Taxes.

(a) Any and all payments by or on behalf of any Borrower or Guarantor hereunder and under any Financing Agreement shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b) If any Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent, any Lender or Issuing Bank, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 6.5(b)) such Lender (or Agent on behalf of such Lender) or Issuing Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower or Guarantor shall make such deductions and withholdings; and

(iii) such Borrower or Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law or, at the option of Agent, timely reimburse it for the payment of any Other Taxes.

(c) Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Indemnified Taxes or Other Taxes, upon Agent’s request, such Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d) Each Lender or Issuing Bank shall deliver to Agent and Borrower an original executed IRS Form W-9, or any other form as may be required under the Code, certifying that such Lender or Issuing Bank is entirely exempt from United States federal withholding or backup withholding Tax, as applicable, before receiving its first payment under this Agreement. Each Lender or Issuing Bank shall provide new forms (or successor forms) to Agent and Borrower upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent and each Borrower of any change in circumstances which would modify or render invalid any claimed exemption.

(e) If a Lender or Issuing Bank is entitled to a reduction in the applicable withholding Tax, Agent or Borrower may withhold from any interest payment to such Lender or Issuing Bank an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 6.5(d) are not delivered to Agent and Borrower, then Agent or Borrower may withhold from any interest payment to such Lender or Issuing Bank not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(f) Borrower will indemnify Agent, each Lender and Issuing Bank for the full amount of Indemnified Taxes and Other Taxes paid by Agent, such Lender or Issuing Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Agent, any Lender (with a copy to Agent), by Agent on its own behalf or on behalf of any Lender, or Issuing Bank shall be conclusive absent manifest error.

(g) If Agent, a Lender or Issuing Bank receives a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 6.5, so long as no Default or Event of Default has occurred and is continuing, it shall pay over any refund it has received to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 6.5 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that, Borrower, upon the request of Agent, such Lender or Issuing Bank, agreed to repay the amount paid over to Borrower to Agent, such Lender or Issuing Bank in the event Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority; provided, further, that in no event shall Agent, any Lender or Issuing Bank be required to return any such amounts if such payment would place Agent, such Lender or Issuing Bank in a less favorable net after-Tax position than if such indemnification payments or additional amounts giving rise to such refund had never been paid. If a Lender claims a tax credit in respect of any Taxes for which it has been indemnified by Borrower pursuant to this Section 6.5, it will apply the amount of the actual dollar benefit it receives as a result thereof, as reasonably calculated by such Lender and net of all expenses related thereto, to the Loans made by such Lender. Notwithstanding anything in this Agreement to the contrary, this Section 6.5(g) shall not be construed to require Agent, any Lender or Issuing Bank to make available its tax returns (or any other information which it reasonably deems confidential) to any Borrower or any other Person.

(h) If a payment made to Agent, any Lender or Issuing Bank hereunder or under any other Financing Agreement would be subject to United States federal withholding tax imposed pursuant to FATCA if Agent, such Lender or Issuing Bank fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent, such Lender or Issuing Bank shall use commercially reasonable efforts to deliver to Borrower and Agent, at the time or times prescribed by applicable law or as reasonably requested by Borrower or Agent, accurate, complete and signed certification prescribed by applicable law and any other documentation reasonably requested by Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine that Agent, such Lender or Issuing Bank has complied with such applicable reporting and other requirements of FATCA. Solely for purposes of this Section 6.5(h), the term “FATCA” shall include any amended or successor provisions.

(i) Each party’s obligations under this Section 6.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Financing Agreement.

6.6 Authorization to Make Loans.

Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be a person set forth on Schedule 6.6 hereto (or any other person specified in writing by anyone set forth on Schedule 6.6 hereto) or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Subject to the terms and conditions contained herein, including the conditions precedent set forth in Section 4.1 and 4.2 hereof, and the limitations set forth in Section 2.1 hereof, Prime Rate Loans will be made in accordance with the terms hereof on the same day Agent receives the request therefor, if such request is received by Agent prior to 12:00 noon New York City time on a Business Day. Requests received after 12:00 noon New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower in accordance with the terms and conditions of this Agreement.

6.7 Use of Proceeds.

All Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board, as amended, in violation of such Regulation U.

6.8 Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9 Sharing of Payments, Etc.

(a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in US Dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in Section 6.9(b) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York City time on the same Business Day and if received by a Lender after 12:00 p.m. New York City time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. New York City time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan

(e) If Agent is not funding a particular Loan to Borrower pursuant to Sections 6.10(a) and 6.10(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Lender that (i) has failed to fund any portion of Loans as required hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (iii) any Lender that has become insolvent or subject to bankruptcy or a similar proceeding, shall be a “Defaulting Lender”.

(f) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).

All amounts otherwise payable in respect of the Pro Rata Share of principal to a Defaulting Lender shall instead be paid to the other Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or at Agent’s option may instead be paid to and retained by Agent. To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to a Borrower. To the extent that Agent exercises its option to relend such amounts, such amounts shall be treated as Loans for the account of Agent in addition to the Loans that are made by the Lenders other than Defaulting Lenders based on their Pro Rata Shares as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein but shall be repaid in the same order of priority as the principal amount of other Loans in accordance with Section 6.4 hereof. The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent that were the basis for it becoming a Defaulting Lender and is otherwise in compliance under the Loan Agreement. Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments, including, at Agent’s option, any amount that Defaulting Lender would have been required to make as a lender had it not been a Defaulting Lender, such Lender shall cease to be a Defaulting Lender and shall be entitled to payment of interest and fees, as applicable (excluding any portion of any unused line fee with respect to such period) to the extent previously received and retained by Agent from or for the account of Borrower on the funds constituting Loans made by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Guarantor of their duties and obligations hereunder.

(g) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11 Obligations Several; Independent Nature of Lenders’ Rights.

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12 Bank Products.

Borrower, or any of its Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrower or any of its Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates (other than the Bank Product Provider and its Affiliates) harmless from any and all obligations now or hereafter owing to any other Person (other than Agent, any Lender or any of their respective Affiliates) by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person or its Affiliates. This Section 6.12 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers is in the sole discretion of such Bank Product Provider.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each calendar month (but in any event within fifteen (15) days after the end thereof), or more frequently as Agent may request at any time Excess Availability is less than $30,000,000 or a Default or Event of Default has occurred and is continuing, a Borrowing Base Certificate setting forth Borrower’s calculation of the Loans and Letter of Credit Accommodations available to Borrower duly completed and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including schedules of sales made, credits issued and cash received);

(ii) as soon as possible after the end of each month (but in any event within twenty (20) Business Days after the end thereof), reports as of the end of such month, or more frequently as Agent may request, as follows: (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) monthly resin price report, (D) slow moving inventory report identifying Inventory one year or older and an inventory turnover report by category, (E) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and (F) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iii) upon Agent’s reasonable request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and

(iv) such other reports as to the Collateral as Agent shall request in good faith from time to time.

(b) If Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrower shall notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Borrower relating to the financial condition of any material account debtor and (iii) any event or circumstance which, to the best of Borrower’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent to the extent required under the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name, in the name of a nominee of Agent or in the name of Borrower pursuant to the exercise by Agent of its rights under Section 7.5 hereof at any time on or after any Event of Default and for so long as the same is continuing or in the name of a nominee of Agent or in the name of Borrower pursuant to the exercise by Agent of its rights under Section 7.5 hereof at any time prior thereto, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(d) Agent shall conduct at least (i) one (1) field audit of Borrower’s inventory, accounts, and equipment and all books, records, journals, orders, receipts, correspondence, and other data related thereto per year at Borrower’s expenses unless no Loans or Letters of Credit are outstanding, and (ii) one (1) appraisal of Borrower’s inventory per year at Borrower’s expense if at any time Excess Availability during such year is less than $40,000,000. Borrower agrees to cooperate with and permit Agent, its representatives, employees and agents access to Borrower’s personnel, equipment, supplies, premises and Collateral in connection with any such field audit and examination or appraisals in accordance with Section 7.7 hereof.

7.3 Inventory Covenants.

With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may in good faith be satisfactory to Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, and (iii) Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrower shall deliver or cause to be delivered, at its expense (i) a written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (each such appraisal being referred to as an “Inventory Appraisal”), no more than once in any twelve (12) month period, (ii) an Inventory Appraisal at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and (iii) an Inventory Appraisal, at any time that Excess Availability shall be less than the amount equal to $40,000,000; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory (except for the right of customers to return defective or non-conforming goods in the ordinary course of business consistent with the current practices of Borrower as of the date hereof); (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants.

With respect to the Equipment and Real Property: (a) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted and except as to obsolete or worn-out Equipment or Equipment no longer used in the business); (b) Borrower shall use the Equipment and the Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws in all material respects; (c) the Equipment is and shall be used in the business of Borrower and not for personal, family, household or farming use; and (d) Borrower assumes all responsibility and liability arising from the use of the Equipment and the Real Property.

7.5 Power of Attorney.

Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent in good faith) as Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; (ix) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (x) endorse Borrower’s name upon any document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral and (xi) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements; (b) at any time that Agent may have the right to instruct the depository banks at which the Blocked Accounts are maintained to transfer funds to the Agent Payment Account, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or that are received in, or for deposit in, the Blocked Accounts or otherwise received by Agent or any Lender and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received; and (c) at any time to (i) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, (ii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral that is received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, and (iii) endorse Borrower’s name upon any chattel paper, document or instrument relating to any Receivable or any goods pertaining thereto, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents. Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure.

Agent may, at its option, upon not less than three (3) Business Days’ prior notice to Borrower, (a) cure any default by Borrower under any material agreement with a third party that affects Collateral having a value in excess of $75,000, its value or the ability of Agent to collect, sell or otherwise dispose of Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, except as to taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books, so long as all rights or remedies of the taxing authority with respect thereto are at all times effectively stayed, and (d) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises.

From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after not less than three (3) Business Days’ prior notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records; provided, that, so long as no Default or Event of Default shall exist or have occurred, Agent shall not conduct more than four (4) field examinations with respect to the Collateral in any twelve (12) month period (and any field examinations conducted while a Default or an Event of Default exists shall not be included in the determination of the number of field examinations conducted during any such period) and (b) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing; provided, that, Borrower shall make such personnel, equipment, supplies and premises available to Agent, any Lender or its designee in such manner so as to minimize any interference with the operations of Borrower and so as to enable Agent, such Lender or designee to comply with applicable health and safety procedures and regulations) and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:

8.1 Corporate Existence, Power and Authority.

Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance by Borrower of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b) have been duly authorized, (c) are not in contravention of applicable law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower. This Agreement and the other Financing Agreements to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) As of the date hereof, the exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate, and, subsequent to such date, there have been no changes to such name, except to the extent permitted by Section 9.1(b). As of the date hereof, Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

(c) Except as permitted by Section 9.1(c), the chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral (other than locations which in the aggregate as to all such locations have tangible Collateral with a value of less than $75,000), if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower to establish new locations in accordance with Section 9.2 hereof. As of the date hereof, the Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change.

All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower furnished by Borrower to Agent prior to the date of this Agreement.

8.4 Priority of Liens; Title to Properties.

The security interests and liens granted to Agent, for itself and the benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the benefit of Lenders, or such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns.

Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation.

Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business which has or could reasonably be expected to have a Material Adverse Effect and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrower is not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound which default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrower has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”) where the failure to do so has or could reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect where the failure to do so has or could reasonably be expected to have a Material Adverse Effect. There are no actions, claims or proceedings pending or to the best of Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits where such revocation, cancellation, suspension or modification has or could reasonably be expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower complies in all material respects with all Environmental Laws and all Permits, except, in each case, to the extent such violation or failure to comply could not reasonably be expected to have a material adverse effect on Borrower’s business, operations or assets.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect Borrower or its business, operations or assets or, to the Borrower’s knowledge, any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrower has all Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect except where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

8.9 Employee Benefits.

(a) Except as provided in Schedule 8.9 to the Information Certificate, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that may result in liability of Borrower in excess of $250,000.

(c) None of the following ERISA Events has occurred or is reasonably expected to occur: (i) a failure to timely pay or correct the minimum required contributions (as set forth in Sections 430(a) and (j) of the Code or Sections 303(a) and (j) of ERISA), whether or not waived, to any defined benefit Plan; (ii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA in excess of $250,000); (iii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) Borrower and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA that may result in liability of Borrower in excess of $250,000.

8.10 Bank Accounts.

All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth in the Data Disclosure Letter, subject to the right of Borrower to establish new accounts in accordance with Section 5.4 hereof.

8.11 Intellectual Property.

Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights, except as expressly permitted by Section 9.7(b) hereof. To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower materially infringes any patent, trademark, service mark, trade name, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation (except as described on Schedule 8.11 to the Information Certificate) is pending or threatened against or affecting Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the material written agreements or other arrangements of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, service mark, copyright or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed, as of the date hereof, on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Borrower does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate and except as to Subsidiaries formed or acquired or other equity interests acquired after the date hereof to the extent permitted under Section 9.10 hereof.

(b) Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower on the date hereof, and after the date hereof as disclosed by Borrower to Agent pursuant to Section 9.10(g), and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(c) As of January 31, 2012, based solely on the applicable forms filed with the Securities and Exchange Commission and the records of Borrower, the owners and holders of more than ten (10%) percent of the issued and outstanding shares of Capital Stock of Borrower are indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable.

(d) Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

(b) There is (i) no unfair labor practice complaint pending against Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or, to best of Borrower’s knowledge, threatened against it which if adversely determined to it would have or could reasonably be expected to have a Material Adverse Effect, and (ii) no strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of Borrower’s knowledge, threatened against Borrower where such strike, labor dispute, slowdown or stoppage has or could reasonably be expected to have a Material Adverse Effect.

8.14 Restrictions on Subsidiaries.

Except for restrictions contained in this Agreement or restrictions permitted under Section 9.16 hereof, there are no contractual or consensual restrictions on Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of Borrower or (b) the ability of Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts.

Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower is a party or is bound as of the date hereof. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Payable Practices.

Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 Accuracy and Completeness of Information.

All information furnished by or on behalf of Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18 Survival of Warranties; Cumulative.

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender. This Section 8.18 shall not be construed to modify the terms of Section 4.2(a) hereof.

8.19 FCPA. No part of the proceeds of the Loans will be used by any Borrower or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.20 OFAC. No Borrower or Guarantor nor any of its or their Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Borrower or Guarantor nor any of its or their Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.21 Anti-Terrorism Laws. To the extent applicable, each Borrower and Guarantor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No Borrower, Guarantor or any of their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. No Borrower, Guarantor or any of its or their Subsidiaries is in violation of (c) the Trading with the Enemy Act, as amended, or (d) the Patriot Act. No Borrower or Guarantor is a blocked person described in Section 1 of the Anti-Terrorism Order or, to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person. Each Borrower or Guarantor shall deliver to Agent, Issuing Banks and Lenders any certification or other evidence requested from time to time by Agent, any Issuing Bank or any Lender in its sole discretion, confirming compliance with this Section 8.21.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Borrower shall at all times (i) preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and (ii) maintain in full force and effect all licenses, approvals, authorizations, leases, contracts and Permits where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall not change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.

(c) Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Borrower shall not change its type of organization or jurisdiction of organization.

9.2 New Locations.

Borrower may only open any new location within the continental United States provided Borrower (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; except, that, (i) Borrower shall only be required to notify Agent of any new public warehouses used by Borrower and not otherwise listed on the Information Certificate once each month so long as (A) no Event of Default shall exist or have occurred and be continuing and (B) the aggregate amount of all Inventory or other Collateral at such warehouses shall not exceed $250,000 and (ii) Borrower shall only be required to deliver a Collateral Access Agreement with respect to a public warehouse to the extent required by the last sentence of Section 5.4(h) hereof.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower shall, and shall cause any Domestic Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall give written notice to Agent immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law, which, in each case, could reasonably be expected to have a material adverse effect on Borrower’s business, operations or assets. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations of Real Property prepared by or for Borrower after the date hereof shall be promptly furnished, or caused to be furnished, by Borrower to Agent upon request. Borrower shall take prompt action to respond to any non-compliance with any of the Environmental Laws where the costs to remediate or to be in compliance with such any Environmental Laws would exceed or are estimated by Agent to exceed $1,000,000 individually or in the aggregate or such non-compliance would materially increase the risk of any liability to Agent or any Lender in connection with the exercise by Agent of any rights and remedies hereunder, in the good faith determination of Agent. Borrower shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, including whether the costs to remediate or to otherwise be in compliance with such Environmental Laws would exceed $1,000,000 individually or in the aggregate or would materially increase the risk of any liability to Agent or any Lender in connection with the exercise by Agent of its rights and remedies hereunder and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall increase in any material respect.

(d) Borrower shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, reasonable costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims.

Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges in excess of $100,000 in the aggregate upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Agent harmless with respect to the foregoing, other than with respect to Excluded Taxes as provided for in Sections 3.3 and Section 6.5, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by such Borrower or Guarantor such amount shall be added and deemed part of the Loans; provided, that, nothing contained herein shall be construed to require any Borrower or Guarantor to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance.

(a) Borrower shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to its business and assets against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Subject to the immediately preceding sentence, said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies (other than policies as to Foreign Subsidiaries) shall provide for at least thirty (30) days’ prior written notice to Agent of any cancellation of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies (other than policies as to Foreign Subsidiaries) and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower or any of its Affiliates.

(b) At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations; except, that, notwithstanding anything to the contrary contained herein, if any of the Equipment or any portion of any building, structure or other improvement on any Real Property is lost, physically damaged or destroyed, upon the written request of Borrower, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by Borrower as a result of such loss, damage or destruction.

(c) At any time an Event of Default exists or has occurred and is continuing, at its option, Agent may apply such insurance proceeds to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in accordance with Section 6.4 hereof, or hold such proceeds as cash collateral for the Obligations.

9.6 Financial Statements and Other Information.

(a) Borrower shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP; provided, that, the books and records of Foreign Subsidiaries shall be maintained in accordance with accounting procedures and practices that are equivalent to GAAP in effect in its jurisdiction of organization. Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower, and notify the auditors and accountants of Borrower that Agent is authorized to obtain such information directly from them (so long as Borrower receives prior written notice from Agent of such request for information). Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month other than as to any fiscal month that is also the end of a fiscal quarter, and within forty-five (45) days after the end of each fiscal month that is also the end of a fiscal quarter, a monthly unaudited consolidated income statement and balance sheet for Borrower and a monthly unaudited income statement and balance sheet for each Foreign Subsidiary, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct in all material respects by the chief financial officer of Borrower in such capacity, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto along with, at any time that the covenant set forth in Section 9.17 would be tested in accordance with the terms of such Section 9.17, a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such fiscal quarter, whether Borrower is in compliance with the covenant set forth in Section 9.17 of this Agreement for such fiscal quarter and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets and statements of income and loss, and only as to the consolidated financial statements, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $2,500,000 or which if adversely determined would result in any material adverse change in Borrower’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended in any material respect or any new Material Contract entered into (in which event Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against Borrower any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)  (c) Upon Agent’s reasonable request, Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange.

(d) Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant, subject to Section 13.5 hereof. At Agent’s request, Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower, so long as Borrower receives concurrent written notice from Agent of such requests for statements, reports, letters or other information. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by party to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.

Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except

(i) any Domestic Subsidiary may merge with and into or consolidate with Borrower; provided, that, each of the following conditions is satisfied as determined by Agent in good faith: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of Borrower to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Domestic Subsidiary that is merging or consolidating with Borrower, the locations of the assets of the Domestic Subsidiary that is merging or consolidating with Borrower, and the material agreements and documents relating to such merger or consolidation, (B) Borrower shall be the surviving entity of such merger or consolidation, (C) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request within a reasonable time of such requests, (D) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (E) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (F) Borrower as the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent and execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and (G) each Guarantor shall ratify and confirm that its guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity;

(ii) any Foreign Subsidiary may merge or consolidate with and into any other Foreign Subsidiary or any other Person; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Foreign Subsidiary to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Foreign Subsidiary that is merging or consolidating, the person with whom such Foreign Subsidiary is merging or consolidating and the material agreements and documents relating to such merger or consolidation, (B) a Foreign Subsidiary shall be the surviving entity of such merger or consolidation; except, that, a Foreign Subsidiary may not be the surviving entity of such merger or consolidation so long as the terms and conditions of Section 9.7(b)(vi) below are satisfied with respect to such merger or consolidation, (C) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request within a reasonable time of such requests, (D) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (E) in no event shall Borrower make, or be required to make, any payment or incur any obligation or liability in connection with such merger or consolidation or take any other action which is otherwise prohibited hereunder (except to the extent that it may otherwise be permitted to do so in this Agreement);

(iii) pursuant to and in accordance with any transaction permitted under Section 9.10(g), (i) or (j); or

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except:

(i) sales of Inventory in the ordinary course of business and sales or other dispositions of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower,

(ii) the sale or other disposition of Equipment so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value the sum of which, together with the Real Property referred to in Section 9.7(b)(viii) below, is not in excess of $50,00,000 during the term hereof or as Agent may otherwise agree,

(iii) the issuance and sale by Borrower of Capital Stock of Borrower (whether common or preferred) after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Agent and Lenders or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be applied to the Obligations in such order and manner as Agent may determine (without permanent reduction in the Maximum Credit) and (E) as of the date of such issuance and sale and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(iv) the issuance of Capital Stock of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants; provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v) the sale by any Foreign Subsidiary of its assets in the ordinary course of its business consistent with its prior practices,

(vi) the sale by any Foreign Subsidiary of all or any substantial portion of its assets or the sale by any Foreign Subsidiary of any of the Capital Stock of another Foreign Subsidiary owned by such Foreign Subsidiary or the sale by Borrower of any of the Capital Stock of any Foreign Subsidiary or the merger or consolidation of any Foreign Subsidiary with any other Person (other than another Foreign Subsidiary); provided, that, as to any such sale, merger or consolidation, each of the following conditions is satisfied:

(A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such sale, merger or consolidation, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition (or merger or consolidation as the case may be), the assets to be sold or otherwise disposed of, the purchase price (or merger consideration) and the manner of payment thereof and such other information with respect thereto as Agent may reasonably request,

(B) as of the date of such sale or other disposition (or merger or consolidation as the case may be) and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(C) such sale (or merger or consolidation as the case may be) shall be pursuant to a bona fide arm’s length transaction with a person that is not an Affiliate, and

(vii) as to any such merger or consolidation, all of the conditions of Section 9.7(a)(ii) shall be satisfied (other than the condition that a Foreign Subsidiary be the surviving entity of such merger of consolidation),

(viii) the sale by Borrower of any of its Real Property having a fair market value the sum of which, together with the Equipment referred to in Section 9.7(b)(ii) above, is not in excess of $50,000,000 during the terms hereof or as Agent may otherwise agree: provided, that, (A) such sale shall be made in good faith for fair market value in a bona fide arms’ length transaction (including any such sale to an Affiliate of Borrower so long as Section 9.12 is complied with), (B) as of the date of such sale and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(ix) the issuance and sale by any Subsidiary of Borrower of its Capital Stock to Borrower or any Subsidiary of Borrower in a transaction not otherwise prohibited by the Agreement, or

(x) the sale, assignment, lease, transfer, abandonment or other disposition on commercially reasonable terms of any Intellectual Property that is not used or useful in the operation of the Borrower’s or any Subsidiary’s business, or

(c) wind up, liquidate or dissolve; except, that, any Subsidiary of Borrower may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Borrower or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to the shareholders of such Subsidiary and in the case of any transfer to Borrower or any Domestic Subsidiary, free and clear of any liens, restrictions or encumbrances other than the security interests and liens of Agent with respect thereto, if any, and any other liens, restrictions or encumbrances permitted hereunder (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Subsidiary, (iv) Agent shall have received all documents and agreements that Borrower or such Subsidiary has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) Borrower shall not assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.

9.8 Encumbrances.

Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a) the security interests and liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment and Real Property (including Capital Leases) to secure Indebtedness permitted under Sections 9.9(b) hereof;

(f) security interests in assets and properties not constituting Collateral to secure Indebtedness permitted under Section 9.9(d) hereof

(g) pledges and deposits of cash by Borrower after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pension and other types of employee benefits consistent with the current practices of Borrower as of the date hereof;

(h) pledges and deposits of cash by Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Agent;

(i) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower and the precautionary UCC financing statement filings in respect thereof;

(j) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto; and

(k) the security interests and liens on assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 9.9 hereof;

(l) the security interests and liens securing Refinancing Indebtedness to the extent permitted hereunder;

(m) the security interests and liens on the Wrightsville Fixed Assets to secure Indebtedness of Borrower permitted under Sections 9.9(e) or 9.9(j) hereof;

(n) pledges and deposits of cash by Borrower to secure Indebtedness of Borrower permitted under Section 9.9(h) hereof arising pursuant to hedging contracts entered into by Borrower to protect against fluctuations in currency exchange rates with respect to: (i) specific loans by Borrower to its Foreign Subsidiaries (and not in connection with any foreign exchange facility provided to Borrower generally) or (ii) purchases of goods and services or royalty payments; provided, that, (A) the aggregate amount of all cash so pledged or deposited, together with the amount of all Letter of Credit Accommodations issued in connection with any hedging contracts, shall not in the aggregate exceed $5,000,000, (B) the aggregate amount of all cash so pledged or deposited in connection with the purchase of goods or services or royalty payments, together with the amount of all Letter of Credit Accommodations issued in connection with such purchases or royalty payments, shall not in the aggregate exceed $4,000,000, (C) if as of the date of the pledge or deposit of any such cash and after giving effect thereto, the total amount of all cash so pledged or deposited and such Letter of Credit Accommodations is equal to or greater than $2,000,000, then as of the date thereof and after giving effect thereto, Excess Availability shall be not less than $10,000,000, (D) such pledge or deposit shall be required by the other party to the hedging contract as a condition to it entering into such contract with Borrower, and Agent shall have received evidence thereof, in form and substance satisfactory to Agent, (E) Agent shall receive a report each month describing all hedging contracts entered into by Borrower, the loan by Borrower to which such contract (or purchases, services or royalty payments) relates, the amount of the Collateral related thereto, and such other information with respect thereto as Agent may from time to time request, and (iii) as of the date of the pledge or deposit of any such cash and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(o) security interests, mortgages, pledges, liens, charges or other encumbrances with respect to Capital Stock of Borrower owned by a Subsidiary of Borrower;

(p) the security interests and liens set forth on Schedule 8.4 to the Information Certificate and any renewals or extensions thereof; provided, that, such security interest or lien shall apply only to the assets to which they apply on the date hereof;

(q) liens not otherwise permitted hereunder securing Indebtedness and any obligations of Borrower not prohibited hereby, in an aggregate principal amount at any time outstanding not to exceed $500,000; provided, however, that if such lien is not subordinate to the security interest of Agent in the Collateral, for itself and the benefit of Lenders, Agent shall establish and maintain a Reserve in an amount equal to the lesser of the value of the collateral subject to the liens securing such other obligations and the amount of such other obligations;

(r) licenses or sublicenses of Intellectual Property (i) existing on the date hereof, (ii) not interfering in any material respect with the business of the Borrower or any Subsidiary or (iii) between the Borrower and any Subsidiary or among Subsidiaries; provided, that, the licenses or sublicenses referred to in clauses (i), (ii) and (iii) above do not interfere with the ability of Agent to exercise its rights and remedies with respect to Collateral other than the Intellectual Property so licensed, and

(s) the interest and title of a licensor or sublicensor under any license or sublicense entered into by the Borrower or any Subsidiary in the ordinary course of its business consistent with its past practice.

9.9 Indebtedness.

Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) or purchase money mortgages on Real Property not to exceed $12,000,000 in the aggregate in any fiscal year (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof) or $40,000,000 in the aggregate so long as such security interests or mortgages do not apply to any property of Borrower other than the Equipment or Real Property so acquired (and related Excluded Property), and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired;

(c) guarantees by any Subsidiary of Borrower in favor of Agent for the benefit of Lenders and the other Secured Parties;

(d) Indebtedness of Borrower arising after the date hereof to any third person (including Indebtedness in respect of Capital Leases arising from the leasing of assets or property sold pursuant to Section 9.7(b)(ii) or 9.7(b)(viii)); provided, that, each of the following conditions is satisfied as determined by Agent: (i) the aggregate amount of all of such Indebtedness at any time outstanding shall not exceed the Available Basket Amount, (ii) in the event such Indebtedness is secured, the collateral therefor shall not include Accounts or Inventory and Agent shall have received a duly authorized and executed intercreditor agreement between Agent and the Person or Persons providing such Indebtedness (or an agent, trustee or other representative acting on their behalf), in form and substance satisfactory to Agent (and reasonably acceptable to each Co-Collateral Agent holding at least fifteen (15%) of the Commitments), providing, among other things, for the access and use rights in favor of Agent with respect to all assets of Borrower or any of its Subsidiaries constituting collateral security for such Indebtedness to permit the exercise of rights and remedies of Agent, for itself and Secured Parties, with respect to the Collateral (“Access and Use Rights”); except, that, with respect to secured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $10,000,000 (the “Excepted Indebtedness”), only an agreement with respect to Access and Use Rights (but not an intercreditor agreement) shall be required, (iii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the proposed amount of such Indebtedness, the proposed person or persons to whom such Indebtedness will be owed, the proposed interest rate, the proposed schedule of repayments and maturity date with respect thereto and such other information as Agent may reasonably request with respect thereto,

(iv) Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vi) Borrower shall not directly or indirectly make any payments of principal, interest or fees in respect of such Indebtedness; except, that, Borrower may make payments in respect of such Indebtedness in an amount not to exceed $15,000,000 in the aggregate (or such greater amount as may be permitted in any intercreditor agreement referred to in clause (ii) above) in any period of twelve (12) consecutive calendar months; provided, that, (except as to any such payments in respect of the Excepted Indebtedness and any other payments permitted in any intercreditor agreement referred to in clause (ii) above) as of the making of all such payments and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) Borrower shall not, directly or indirectly, subject to the exceptions in clause (vi) above, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrower shall furnish to Agent all notices of default or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be,

(e) Indebtedness of Borrower evidenced by or arising under the Wrightsville Loan Agreements as in effect on the date hereof; provided, that:

(i) the principal amount of such Indebtedness shall not exceed $2,500,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in the Wrightsville Notes as in effect on the date hereof,

(ii) such Indebtedness is and shall be secured only by the Wrightsville Fixed Assets;

(iii) Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness; except, that, Borrower may make (A) regularly scheduled payments of principal or interest when due in accordance with the terms of the Wrightsville Loan Agreements as in effect on the date hereof, (B) payments of principal in respect of such Indebtedness to the extent permitted under Section 9.9(e)(v) below and (C) payments of principal and interest with proceeds of Refinancing Indebtedness with respect thereto permitted under Section 9.9(k) hereof; except, that, notwithstanding anything to the contrary contained in Section 9.9(k) hereof, the amount of the Refinancing Indebtedness shall not be limited to the amount of the Indebtedness then outstanding under the Wrightsville Loan Agreements, but may be such greater amount as Borrower may elect;

(iv) [Reserved];

(v) Borrower shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; except, that, Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness either (A) with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof; except, that, the amount of the Refinancing Indebtedness shall not be limited to the amount of the Indebtedness then outstanding under the Wrightsville Loan Agreements, but may be such greater amount as Borrower may elect; provided, that, any amounts of such Refinancing Indebtedness in excess of the amounts outstanding and required to be repaid under the Wrightsville Loan Agreements shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine (but without permanent reduction in the Maximum Credit), or (B) otherwise with funds of Borrower; provided, that, as of the date of any redemption, retirement, defeasance, purchase or other acquisition in respect thereof (other than pursuant to Refinancing Indebtedness) under this clause (B), and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (1) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $35,000,000, (2) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not have exceeded $50,000,000 for the fiscal year in which such payment is made (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and

(vi) Borrower shall furnish to Agent all written notices of default or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(f) Indebtedness of any Foreign Subsidiary of Borrower, other than any Guarantor; provided, that, the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of Borrower or any Guarantor to declare a default on Indebtedness of Borrower or any Guarantor (other than the Indebtedness of Borrower or such Guarantor arising pursuant to a guarantee by Borrower or such Guarantor of such Indebtedness of the Foreign Subsidiary to the extent such guarantee is permitted hereunder) or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(g) Indebtedness of Borrower arising after the date hereof pursuant to the guarantee by Borrower of the Indebtedness of any Foreign Subsidiary permitted under Section 9.9(f) above entered into by Borrower after the date hereof; provided, that, (i) the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to each of such guarantees shall be set forth in the express written terms of such guarantees, (ii) the sum of the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to all of such guarantees arising after the date hereof, plus the maximum aggregate amount of the liability of Borrower pursuant to all of the existing guarantees by Borrower of Indebtedness of Foreign Subsidiaries set forth on Schedule 9.9 to the Information Certificate, shall not, at any time, exceed $10,000,000, (iii) such Indebtedness of Borrower shall be unsecured, (iv) prior to entering into any such guarantee, Borrower shall notify Agent in writing of its intention to do so, which notice shall set forth the maximum amount of the liability of Borrower pursuant to such guarantee, the person receiving the benefit of the guarantee, the Foreign Subsidiary whose Indebtedness is being guaranteed, the amount of such Indebtedness, whether it is secured or unsecured by any assets of any Foreign Subsidiary and if secured, the assets constituting collateral therefor, and such other information with respect thereto as Agent may request and (v) promptly after the execution thereof, Agent shall receive true, correct and complete copies of such guarantee and such other agreements related thereto as Agent may reasonably request;

(h) Indebtedness of Borrower or any of its Subsidiaries under swap agreements, cap agreements, collar agreements, foreign exchange agreements, options, futures or forward hedging contracts, derivative instruments or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other products used or produced in the business of Borrower or such Subsidiary; provided, that, (i) such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, (ii) such arrangements are not for speculative purposes and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness may constitute Obligations secured hereby or to the extent secured by pledges or deposits of cash permitted under Section 9.8(n) hereof;

(i) Indebtedness of Borrower to any Subsidiary of Borrower pursuant to loans permitted under Section 9.10(j) hereof;

(j) on and after the date of the payment in full of all Indebtedness under the Wrightsville Loan Agreements, Indebtedness arising after the date hereof in connection with loans by a financial institution to Borrower based on the value of the Wrightsville Fixed Assets; provided, that:

(i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the proposed interest rate, the proposed schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request,

(ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness (“Post-Wrightsville Loan Documents”), as duly authorized, executed and delivered by the parties thereto,

(iii) Agent shall have received an agreement from the person to whom such Indebtedness is owed, in form and substance satisfactory to Agent, which shall include, among other things, the waiver by such person of any security interest, lien or other claims by such person in or to the Collateral and the agreement of such person to permit Agent access to, and the right to remain on, the Real Property and Equipment which is collateral for such Indebtedness to exercise the rights and remedies of Agent and otherwise deal with the Collateral,

(iv) such Indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arm’s length transaction with a financial institution,

(v) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or Lenders or any rights of Agent or Lenders as determined in good faith by Agent and confirmed by Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of Borrower as in effect on the date hereof,

(vi) [Reserved],

(vii) such Indebtedness shall only be secured by the Wrightsville Fixed Assets and related Excluded Property,

(viii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,

(ix) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness,

(x) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness; except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; except, that, Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof, and

(xi) Borrower shall furnish to Agent all material notices of default or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(k) Indebtedness of Borrower arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(b), Section 9.9(d), Section 9.9(e), Section 9.9(f) Section 9.9(j), Section 9.9(m), Section 9.9(n) and Section 9.9(p) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to Borrower which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, replaced or substituted for, (vi) such Indebtedness incurred by Borrower shall be at rates and with fees or other charges that are commercially reasonable, (vii) the incurring of such Indebtedness shall not result in an Event of Default, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of refinancing fees (including prepayment premiums) and expenses incurred in connection therewith outstanding on the date of such event), (ix) the Refinancing Indebtedness shall be secured by substantially the same assets (or less of such assets) that secure the Indebtedness so extended, refinanced, replaced or substituted for; provided, that, such security interests with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, (x) Borrower may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for (and except as otherwise permitted below), (xi) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change any terms of the agreements with respect to such Refinancing Indebtedness; except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so extended, refinanced, replaced or substituted for), and (xii) Borrower shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by Borrower or on its behalf promptly after the receipt thereof or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(l) Indebtedness created, incurred, assumed or guaranteed by Borrower in the ordinary course of the business of Borrower in connection with obtaining goods, materials or services that is overdue by more than ninety (90) days; provided, that, the aggregate amount thereof at any time outstanding shall not exceed $100,000;

(m) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) as to Indebtedness for borrowed money set forth on such Schedule 9.9, Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof or repay such Indebtedness with Refinancing Indebtedness to the extent permitted under Section 9.9(k) with respect thereto, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in any material respect; except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(k) hereof, and (iii) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

(n) Indebtedness of Borrower evidenced by or arising under the Senior Notes; provided, that:

(i) the aggregate amount of such Indebtedness shall not exceed $200,000,000 less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Senior Notes,

(ii) Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness; except, that, Borrower may make (A) regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Senior Notes which interest shall be at a rate not greater than eight and one-quarter (8 1/4%) percent per annum (subject to increase by an additional two (2%) percent after a default under such Senior Notes) and interest on such Indebtedness shall be payable no more frequently than semi-annually, and (B) payments of principal in respect of such Indebtedness to the extent permitted under Section 9.9(n)(v) below and (C) payments of principal and interest with proceeds of Refinancing Indebtedness with respect thereto permitted under Section 9.9(k) hereof;

(iii) such Indebtedness shall be unsecured and the final stated maturity thereof shall be April 15, 2019;

(iv) Borrower shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Notes or the indenture or other related agreements, documents and instruments with respect thereto; except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith;

(v) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; except, that, Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness, either (A) with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under

Section 9.9(k) hereof, or (B) otherwise with funds of Borrower; provided, that, as of the date of any such redemption, retirement, defeasance, purchase or other acquisition or any payment in respect thereof (other than pursuant to Refinancing Indebtedness) under this clause (B) and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (1) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $35,000,000, (2) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not have exceeded, except as provided below, $50,000,000 for the fiscal year in which such payment is made (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; except, further, that, at any time the aggregate amount of all such payments together with the aggregate amount of all payments in respect of Permitted Transactions exceed $50,000,000 in any fiscal year (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof), Borrower may only redeem, retire, defease, purchase or otherwise acquire such Indebtedness so long as Borrower shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the (12) twelve month period after the date of such payment, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such payment, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $35,000,000 at any time during such period;

(vi) Agent shall have received true, correct and complete copies of the senior Note Indenture and any other indenture or agreement providing for any of the terms of such Indebtedness promptly upon the execution thereof; and

(vii) Borrower shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(o) to the extent not otherwise permitted by Section 9.9 hereof, any Indebtedness of a Subsidiary of Borrower to Borrower arising pursuant to loans or advances by Borrower to such Subsidiary permitted under Sections 9.10(g), 9.10(h), 9.10(j) or 9.10(l) hereof; and

(p) Indebtedness of Borrower entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof.

9.10 Loans, Investments, Etc.

Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries (each of the foregoing, for the purposes of this Section 9.10, an “investment”), except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents (or which were Cash Equivalents at the time the investment was made); provided, that, (i) at any time that Agent may have the right to instruct the depository banks at which the Blocked Accounts are maintained to transfer funds to the Agent Payment Account, only if no Loans are then outstanding; except, that, notwithstanding that any Loans are outstanding, Borrower may from time to time in the ordinary course of business consistent with the current practices of Borrower as of the date hereof make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than five (5) Business Days from the date of the initial deposit thereof and do not exceed $3,000,000 at any time) and (ii) to the extent applicable, the terms and conditions of Section 5.4 hereof apply with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held; except, that, Borrower shall not be required to deliver an Deposit Account Control Agreement or Investment Property Control Agreement as to any specific deposit account, investment account or other account which at all times has less than $25,000 in it so long as the aggregate amount of all deposits or other funds or investments in all of such accounts is less than $100,000 and no Default or Event of Default shall exist or have occurred and be continuing (provided, that, at any time either such amounts as to any account are exceeded or all of such accounts are exceeded or a Default or Event of Default shall exist or have occurred and be continuing, Borrower shall, promptly upon Agent’s request, deliver, and cause to be promptly delivered, to Agent such Deposit Account Control Agreements or Investment Property Control Agreements as Agent may specify).

(c) the equity investments of Borrower in its Subsidiaries; provided, that, Borrower shall not make, and shall not have any obligation to make or liability for, any further capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries, except to the extent such capital contribution or other additional investment may be permitted under Section 9.10(h) below;

(d) loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $300,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower as Agent may request;

(f) obligations of account debtors to Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed to the order of Agent by Borrower and promptly delivered to Agent as so endorsed;

(g) loans of money or property (other than Collateral or a Financing Company Investment) by Borrower to any Person (other than any Subsidiary of Borrower existing as of the date hereof) after the date hereof or investment by Borrower in any Person (other than any Subsidiary of Borrower existing as of the date hereof) after the date hereof, or the formation or acquisition by Borrower of any direct or indirect Subsidiary of Borrower after the date hereof; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions is satisfied as reasonably determined by Agent in:

(i) the Person receiving such loan or investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complimentary to the business of Borrower permitted in this Agreement,

(ii) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(iii) as of the date of such loan or investment Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period,

(iv) except as otherwise permitted pursuant to Section 5.2, 5.3 or 5.4, and except as otherwise provided in Sections 9.10(g)(vi) and (vii), in the case of an investment in the Capital Stock of another Person, at Agent’s option, the original stock certificate or other instrument evidencing such investment (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with such stock power, assignment or endorsement as Agent may request, in the event that such Capital Stock is not subject to the grant of a security interest pursuant to Section 5.1, and promptly upon Agent’s request, except as otherwise permitted pursuant to Section 5.2, 5.3 or 5.4, and except as otherwise provided in Sections 9.10(g)(vi) and (vii), Borrower shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent, for itself and the benefit of Lenders, a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent’s security interests therein),

(v) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

(vi) in the case of the formation or acquisition of any Domestic Subsidiary (other than an Immaterial Subsidiary), as to any such Domestic Subsidiary, (A) Borrower shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) an absolute and unconditional guarantee of payment of the Obligations, (2) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary that would constitute Collateral hereunder, subject to liens permitted hereunder, (3) related UCC financing statements, and (4) such other agreements, documents and instruments as Agent may reasonably require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to Agent and Lenders and (B) Borrower shall, except as otherwise permitted pursuant to Sections 5.2, 5.3 and 5.4, in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (C) Borrower shall, except as otherwise permitted pursuant to Sections 5.2, 5.3 and 5.4, deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein),

(vii) in the case of the formation or acquisition of any direct Foreign Subsidiary (other than an Immaterial Subsidiary), as to any such direct Foreign Subsidiary, Borrower shall, except as otherwise permitted pursuant to Sections 5.2, 5.3 and 5.4, (A) in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on sixty-six (66%) percent of all of the issued and outstanding voting shares of Capital Stock of any such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities, together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or if no such certificates or stock exists, otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein),

(viii) Agent shall have received (A) not less than ten (10) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all material agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request;

(h) loans of money or property (other than Collateral) after the date hereof by Borrower to any Subsidiary of Borrower existing as of the date hereof or investment after the date hereof by Borrower in any Subsidiary of Borrower existing as of the date hereof (including pursuant to the forgiveness or cancellation of existing Indebtedness of such Subsidiary to Borrower); provided, that, as to any such loans or investments, each of the following conditions is satisfied as determined by Agent:

(i) as of the date of such loan or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as of the date of any such loan or investment and after giving effect thereto, Excess Availability shall be not less than $10,000,000 (except, that, the terms of this clause (ii) shall not apply to the forgiveness or cancellation of Indebtedness of such Subsidiary to Borrower),

(iii) as of the date hereof, the aggregate amount of the Indebtedness of all Foreign Subsidiaries to Borrower on account of loans is $0,

(iv) in no event shall the aggregate amount of all such loans and investments outstanding at any time exceed $15,000,000 (except, that, in the case of such investments by Borrower pursuant to the forgiveness or cancellation of Indebtedness of such Subsidiary to Borrower, (A) in no event shall the aggregate amount of all of such Indebtedness forgiven or cancelled after the date hereof exceed the US Dollar Equivalent of $10,000,000, (B) Borrower shall give Agent prior written notice of the intention of Borrower to forgive or cancel such Indebtedness, together with such information with respect thereto as Agent may require and (C) the limits set forth in this clause (iv) with respect to the other loans or investments shall be reduced by the amount of such Indebtedness forgiven or cancelled effective as of the date of such forgiveness or cancellation,

(v) in the case of an investment in the Capital Stock of Subsidiary, at Agent’s option, the original stock certificate or other instrument evidencing such investment (or such other evidence as may be issued in the case of a limited liability company) in the event that Borrower shall be entitled to or shall hold or acquire any such certificated securities shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and, in the event the Capital Stock of such Subsidiary is not subject to the grant of a security interest pursuant to Section 5.1, promptly upon Agent’s request, Borrower shall execute and deliver to Agent a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent, for itself and the benefit of Lenders, a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall require with respect to Agent’s security interests therein),

(vi) in the case of loans of money or property in excess of $1,000,000, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent, and

(vii) Agent shall have received (A) written notice promptly thereafter setting forth in reasonable detail the nature and terms of any such loan in excess of $1,000,000, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request, and

(viii) within forty-five (45) days after the delivery by Borrower of each of its quarterly financial statements (or annual financial statement in the case of its final fiscal quarter of any fiscal year) in accordance herewith, Borrower shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans and investments (together with loans by any Subsidiary of Borrower to Borrower and any repayments in respect thereof) as of the last day of the immediately preceding month and indicating any loans or investments made and payments received during the immediately preceding month;

(i) the purchase by Borrower of all or a substantial part of the assets or property of any Person located in the United States (other than Capital Stock); provided, that, each of the following conditions is satisfied as determined by Agent in good faith;

(i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition, (B) a list and description of the assets proposed to be acquired, and (C) the total proposed purchase price for the assets to be purchased (and the proposed terms of payment of such purchase price),

(ii) as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iii) promptly upon Agent’s request, Borrower shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all material agreements, documents and instruments relating to such acquisition,

(iv) the assets and properties being acquired by Borrower shall be substantially consistent with, and related to, the business of Borrower permitted in this Agreement,

(v) the assets acquired by Borrower shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence reasonably satisfactory to it of the same,

(vi) the acquisition by Borrower of such assets shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which Borrower or any Subsidiary is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of Borrower or any Subsidiary or violate any provision of the certificate of incorporation or by-laws of Borrower,

(vii) such purchase shall be made in good faith for fair market value in a bona fide arms’ length transaction (including any such purchase from an Affiliate of Borrower so long as Section 9.12 is complied with),

(viii) Borrower shall not become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such acquisition unless Borrower could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements,

(ix) Agent shall have received, in form and substance satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon the assets purchased (other than assets of the type described in Section 5.2), subject to the security interests and liens permitted by Section 9.8 (B) UCC financing statements, (C) all Collateral Access Agreements (it being acknowledged that Borrower shall fulfill its obligation hereunder with respect to Collateral Access Agreements if it shall have used commercially reasonable efforts to obtain them) and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) the agreement of the seller consenting to the collateral assignment by Borrower of all rights and remedies and claims for damages of Borrower relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (E) such other agreements, documents and instruments as Agent may reasonably request in connection therewith,

(x) in no event shall any Accounts or Inventory so acquired by Borrower pursuant to such acquisition be deemed Eligible Accounts or Eligible Inventory unless and until Agent shall have conducted a field examination with respect thereto (and at Agent’s option, at Borrower’s expense, obtained an appraisal of such Inventory by an appraiser reasonably acceptable to Agent and in form, scope and methodology reasonably acceptable to Agent and addressed to Agent and upon which Agent is expressly permitted to rely, which appraisal shall be in addition to any appraisals which Agent may obtain pursuant to its rights under Section 7.3 hereof) and then only to the extent the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in accordance with this Agreement), and upon the request of Agent, the Accounts and Inventory acquired by Borrower pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent,

(xi) as of the date of such acquisition Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period;

(j) any Foreign Subsidiary (that is not an Guarantor) may make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, but in each case subject to the following terms and conditions as applicable set forth below:

(i) such Foreign Subsidiary may form or acquire another Foreign Subsidiary after the date hereof; provided, that, (A) as of the date of the formation or acquisition of any such Subsidiary and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (B) in no event shall Borrower or any Guarantor make, or be required to make, any payment or incur any obligation or liability in connection with the formation or acquisition of such Subsidiary or take any other action otherwise prohibited hereunder (except to the extent it may otherwise expressly be permitted to do so in this Agreement),

(ii) such Foreign Subsidiary may purchase all or a substantial part of the assets or property of any person (other than Capital Stock); provided, that, (A) as of the date of any such purchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (B) in no event shall Borrower or any Guarantor make or be required to make any payment or incur any obligation or liability in connection with such purchase or take any other action otherwise prohibited hereunder (except to the extent it may otherwise expressly be permitted to do so in this Agreement),

(iii) such Foreign Subsidiary may make loans to Borrower or any Guarantor; provided, that, (A) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and condition acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the terms of the subordination in right of payment of such Indebtedness of Borrower or such Guarantor to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and Borrower (or such Guarantor), and (C) Borrower or such Guarantor shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness; except, that, Borrower may make payments in respect of such Indebtedness owing to AEP Canada Inc. so long as to any such payment, each of the following conditions is satisfied: (1) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (2) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $10,000,000 and (3) Agent shall have received prior written notice of the intention of Borrower to make any such payment or series of payments in excess of $5,000,000,

(k) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrower shall furnish to Agent all written notices of default or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be,

(l) any Finance Co. Investment, and.

(m) in addition to investments otherwise permitted under this Section 9.10, investments by Borrower or any of its Subsidiaries (i) in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5,000,000 (plus any returns of capital actually received in cash by the relevant investor in respect of investments theretofore made by it pursuant to this clause (m)) or (ii) financed with the proceeds of an issuance of Capital Stock of Borrower not later than six months after the receipt of such proceeds by Borrower or the consideration for which consists of such Capital Stock or such proceeds; provided, that, as of the date of such investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred or be continuing.

9.11 Dividends and Redemptions.

Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of any Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock of Borrower (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; except, that:

(a) Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) any Subsidiary of Borrower may make payments to Borrower in respect of: (i) dividends (including dividends made in shares of Capital Stock) or (ii) the redemption or repurchase of any of the Capital Stock of such Subsidiary;

(c) Borrower may pay dividends or Borrower or any Subsidiary of Borrower may redeem or repurchase any of the Capital Stock of Borrower; provided, that, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:

(i) such payment shall be made with funds legally available therefor,

(ii) such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or either of their properties are bound,

(iii) as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iv) as of the date of any payment in respect of such dividend or redemption or repurchase and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (A) as of the date of any such payment, and after giving effect thereto, Excess Availability shall be not less than $35,000,000 and (B) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not have exceeded $50,000,000 for the fiscal year in which such payment is made (which amount shall be adjusted pro rata to reflect any fiscal year of Borrower consisting of fewer or greater than four (4) calendar quarters, as the case may be, as a result of the change in fiscal year permitted under Section 9.14 hereof),

(d) Borrower may repurchase Capital Stock consisting of common stock held by any future, present or former employee or director of Borrower or any of its Subsidiaries or the estate, heirs or legatees of, or any entity controlled by, any such employee or director, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with the termination of such person’s employment for any reason (including by reason of death or disability); provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed the sum of (A) $1,500,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $4,000,000 in any calendar year) and (B) the cash proceeds of key man life insurance policies on the life of any such person received by Borrower and its Subsidiaries after the date hereof;

(e) repurchases of Capital Stock deemed to occur upon exercise of stock options shall be permitted if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise, and

(f) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Borrower; provided, that, any such cash payment shall not be for the purpose of evading the limitation of this Section 9.11.

9.12 Transactions with Affiliates.

Borrower shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of Borrower, except (i) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; (ii) transactions otherwise permitted hereunder between Borrower or any of its Subsidiaries; (iii) dividends, redemptions and other transactions permitted by Section 9.11 hereof; and (iv) loans and advances permitted by Section 9.10(d) hereof; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business (including expense reimbursement, severance arrangements and indemnification) and (ii) repayments in respect of Indebtedness of Borrower to its Subsidiaries to the extent permitted under Section 9.10(j) hereof.

9.13 Compliance with ERISA.

Borrower shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to make under Sections 412 and 430(a) and (j) of the Code and Sections 302 and 303(a) and (j) of ERISA, or under or the terms of such Plan; (f) not allow, or suffer to exist uncorrected, any unpaid minimum required contribution with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters.

Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on October 31 of each year (or, following the providing of not less than ten (10) Business Days’ prior written notice thereof to the Agent and the Lenders, January 31 of each year) and (b) fiscal quarters to end on January 31, April 30, July 31, and October 31 of each year.

9.15 Change in Business.

Borrower shall not engage in any business other than the business of Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the date hereof.

9.16 Limitation of Restrictions Affecting Subsidiaries.

Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary of Borrower; (b) make loans or advances to Borrower or any Subsidiary of Borrower, or (c) transfer any of its properties or assets to Borrower or any Subsidiary of Borrower; other than encumbrances and restrictions arising under (i) any agreement in effect on the date hereof as any such agreement is in effect on such date, (ii) applicable law or any order or ruling by a Governmental Authority, (iii) this Agreement, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary of Borrower, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or any Subsidiary of Borrower, (vi) any agreement relating to the Capital Stock of, or any permitted Indebtedness incurred by, a Subsidiary of Borrower prior to the date on which such Subsidiary was acquired by Borrower and outstanding on such acquisition date, (vii) customary provisions in joint venture agreements entered into in the ordinary course of business, (viii) any agreement for Refinancing Indebtedness; provided, that, the provisions contained in such agreement is no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the Board of Directors of Borrower; (ix) purchase money Indebtedness that imposes restrictions of the type referred to in clause (c) of this covenant; (x) restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Subsidiary to the extent that such liens were otherwise incurred in accordance with the terms hereof and restrict the transfer of property subject to such agreements, and (xi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Financial Covenant.

At any time the average Excess Availability for the immediately preceding fiscal quarter of Borrower is less than $22,500,000, the Fixed Charge Coverage Ratio of Borrower determined as of the end of the of the fiscal quarter most recently ended for which Agent has received financial statements in accordance herewith shall be not less than 1.0 to 1.0 for the period of the immediately preceding four (4) consecutive quarters.

9.18 License Agreements.

Borrower shall (i) observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower; provided, that, Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other material notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

9.19 Costs and Expenses.

Borrower shall pay to Agent and Lenders, within two (2) days of written demand from Agent to Borrower, all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and Lenders during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the rate of $750 per person per day for Agent’s examiners in the field and office; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

9.20 Further Assurances.

At the request of Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default.

The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)(i) Borrower fails to pay any principal of any Loan or Letter of Credit Accommodation when due, (ii) Borrower fails to pay any interest on any Loan or any fee payable hereunder or under any other Financing Agreement when due, and such failure shall continue unremedied for a period of three (3) Business Days, (iii) Borrower fails to pay any other amount (other than an amount referred to in clauses (a)(i) and (a)(ii) hereof) payable hereunder or under any other Financing Agreement when due, and such failure shall continue unremedied for a period of ten (10) days, (iv) Borrower fails to perform any of the covenants contained in Sections 6.7, 7.1(a) (solely with respect to Borrower’s obligation to deliver a monthly Borrowing Base Certificate), 9.1 (solely with respect to Borrower’s existence), 9.6(a), 9.6(b)(vi), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.16, 9.17, 9.18. 9.19 and 9.20 of this Agreement, or (v) Borrower or any Guarantor shall fail to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements to which it is a party (other than those which constitute a default under any other clause of this Section 10.1(a) or Section 10.1), and such default shall continue unremedied for a period of twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such covenant;

(b) any representation, warranty or statement of fact made by Borrower to Agent or Lenders in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Guarantor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender related to the Obligations or this Agreement;

(d) any judgment for the payment of money is rendered against Borrower or any Guarantor in excess of $5,000,000 in any one case or in excess of $7,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Guarantor or any of the Collateral having a value in excess of $1,000,000;

(e) any Guarantor (being a natural person or a general partner of an Guarantor which is a partnership) dies or any Guarantor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Guarantor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Guarantor or for all or any part of its property;

(i) any default in respect of any Indebtedness of Borrower or any Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $5,000,000 including, without limitation, the Senior Notes, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any bank (other than a bank which is the Agent or a Lender or an Affiliate of either or which may be the sole shareholder of Agent at such time) at which any deposit account of Borrower or any Guarantor is maintained shall fail to comply with any of the terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution (other than a financial institution which is the Agent or a Lender or an Affiliate of either) at any time in custody, control or possession of any investment property of Borrower or any Guarantor shall fail to comply with any of the terms of any Investment Property Control Agreement to which such person is a party, and, in each case, the value of the funds or assets in such deposit account or investment account exceeds $1,000,000;

(k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent or any Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $2,500,000;

(m) any Change of Control;

(n) the indictment by any Governmental Authority of Borrower or any Guarantor of which Borrower, such Guarantor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal proceedings or the commencement of civil proceedings against Borrower or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,500,000 or (ii) any other property of Borrower which is necessary or material to the conduct of its business; or

(o) there shall be an event of default under any of the other Financing Agreements beyond the expiration of any grace or cure period contained therein.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Guarantor to collect the Obligations without prior recourse to the Collateral. Notwithstanding anything to the contrary contained herein, as to any rights or remedies of Agent with respect to Collateral subject to Spanish law, in the event that such laws require procedures different from those provided herein, the applicable provisions of Spanish law shall control.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower or any Guarantor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrower and Guarantors and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) Business Days’ prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of Required Lenders, Agent shall, enforce the rights of Borrower or any Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, at any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable to Borrower or any Guarantor (or any Affiliate of Borrower or any Guarantor) for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests or the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of Inventory or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and any Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, that, (i) the license provided for herein shall terminate on the date all of the Obligations have been paid and satisfied in full in immediately available funds and this Agreement has been terminated and (ii) the license provided for hereunder shall be subject to the rights of any licensee under a license permitted to be granted hereunder, granted prior to such Event of Default.

(f) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and expenses.

(g) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Agent and Lenders may, at Agent’s option, and upon the direction of the Required Lenders, Agent and Lenders shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (other than those containing a contrary express choice of law provision) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

(b) Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except, that, Agent and Lenders shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts.

(d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Secured Party, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Secured Parties shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Borrower: (i) certifies that neither Agent, any Secured Party nor any representative, agent or attorney acting for or on behalf of Agent or any Secured Party has represented, expressly or otherwise, that Agent and Secured Parties would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Secured Parties are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices.

Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), or any waiver or discharge of Agent or any Lender of any obligations to Borrower, by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the Maturity Date or time of payment of any principal, interest, or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), (A) comprised of any Inventory or Receivables of material value or (B) other Collateral (to the extent the release of such other Collateral is a release of all or substantially all of such other Collateral), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by Borrower of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) without the consent of the Supermajority Lenders, waive any Event of Default that has not been cured that resulted from (A) the Borrower’s failure to pay any Obligations when due in respect of principal, reimbursement obligation in respect of Letter of Credit Accommodations, interest or fees under Sections 2.2(b), 3.1 and 3.2, (B) the Borrower’s failure to perform any of the covenants contained in Sections 7.1(a), 9.1(a), 9.6(a), 9.6(b), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.15, 9.17 and 9.21, or (C) any event set forth in Section 10.1(a)(i), 10.1(f), (g), (h) or (m),

(vii) amend, modify or waive any terms of this Section 11.3 or Section 12.8 hereof without the consent of Agent and all Lenders,

(viii) amend the financial covenants set forth in Section 9.17 hereof or any component definitions used to determine compliance with such financial covenants, in any case without the consent of Agent and Supermajority Lenders,

(ix) increase the Maximum Credit or the advance rates constituting part of the Borrowing Base, or add Real Property or Equipment to the Borrowing Base, modify the eligibility criteria with respect to Eligible Accounts or Eligible Inventory if the effect thereof is to make more credit available to the Borrower, in each case, without the consent of Agent and all Lenders,

(x) increase the “$15,000,000” amount referred to in Section 9.9(d) hereof, either in the text of such Section or in connection with any intercreditor agreement contemplated thereby, in either case without the consent of Agent and of each Co-Collateral Agent holding at least fifteen (15%) percent of the Commitments, or

(xi) change the definition of “Excess Availability” or modify any of the dollar thresholds for Excess Availability used in this Agreement or in any other Financing Agreement, without the consent of the Agent and Supermajority Lenders.

(b) No party shall by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by any party hereto of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which such party would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that Borrower requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Borrower, Agent and the Required Lenders, Borrower, Agent and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrower and the Required Lenders may determine to be appropriate.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

(e) The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder and subject to a reserve as contemplated hereby shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of Borrower or other Bank Products as set forth in Section 6.4(a) hereof.

11.4 Waiver of Counterclaims.

Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto. Nothing contained in this Section 11.4 shall limit the right of Borrower to bring a claim in a separate action or proceeding

11.5 Indemnification.

Borrower shall indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel; except, that, Borrower shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby (a) resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee) or (b) brought by an Indemnitee against another Indemnitee (other than any such matter brought by or against Agent, acting in its capacity as Agent) that does not involve any act or omission of Borrower or any of its Affiliates. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower shall assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities.

Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any other Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent.

Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Guarantor or any of the Collateral or other property of Borrower or any Guarantor.

12.4 Wells Fargo in its Individual Capacity.

With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from Borrower and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification.

Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders.

Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and any Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Guarantor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Guarantor that may come into the possession of Agent.

12.7 Failure to Act.

Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans.

Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of all Lenders; except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, together with the then outstanding principal amount of the Special Agent Advances, shall not at any time exceed in the aggregate $5,000,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loans or Letter of Credit Accommodations shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations provided that Agent is acting in accordance with the terms of this Section 12.8.

12.9 Concerning the Collateral and the Related Financing Agreements.

Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and monthly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b) expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations; provided, that, the aggregate principal amount of Special Agent Advances, together with the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations that equal or exceed the Borrowing Base provided for under Section

12.8 hereof, shall not exceed in the aggregate $5,000,000 outstanding at any time or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $3,000,000 or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e) Notwithstanding the foregoing, Lenders hereby irrevocably authorize Agent, and Agent agrees, to certify and acknowledge from time to time at the reasonable request of Borrower, on behalf of each Secured Party, that any assets of Borrower or any Guarantor (i) constituting Excluded Property or (ii) no longer subject to the security interest and liens in favor of the Secured Parties pursuant to the terms of this Agreement and/or the other Financing Agreements, in each case is not subject to the security interest granted in favor of the Secured Parties hereunder.

12.12 Agency for Perfection.

Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent.

Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld, conditioned or delayed). If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Collateral Agent”, “Syndication Agent”, “Co-Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Borrower of any such designation. Any Lender that is so designated as a Co-Collateral Agent, Syndication Agent, Co-Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on February 21, 2017 (the “Maturity Date”), unless terminated sooner in accordance with the terms hereof.

(b) Agent may, at its option (and Agent shall at the direction of Required Lenders), terminate this Agreement at any time on or after an Event of Default and for so long as the same is continuing.

(c) Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may reasonably require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

(d) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(e) All references to the phrase “as of the date hereof” shall mean as of February 22, 2012.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and acting in accordance with reasonable commercial standards of fair dealing as a secured asset-based lender dealing with a borrower similarly situated in an arrangement of a similar nature under the circumstances as understood by Agent or such Lender at such time based on its actual knowledge, without any duty of inquiry or investigation. Borrower shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	AEP Industries Inc. 125 Phillips Avenue Hackensack, New Jersey 07606-1546 Attention: Vice-President and Chief Financial Officer Telephone No.: 201-641-6600 Telecopy No.: 201-807-2308

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates Four Times Square New York, New York 10036 Attention: Sal Guerrera, Esq. Telephone No.: 212-735-3910 Telecopy No.: 212-777-3910

If to Agent:	Wells Fargo Bank, National Association 100 Park Avenue New York, New York 10017 Attention: Portfolio Manager Telephone No.: 212-840-2000 Telecopy No.: 212-545-4554

13.4 Partial Invalidity.

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Agent or such Lender is a party relating to this Agreement, (iv) to any Lender or Participant (or prospective Lender or Participant) or any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5 (and shall have accepted such instructions), or (v) to counsel for Agent or any Participant or Lender (or prospective Participant or Lender so long as clause (iv) of this Section is satisfied as to such person). Agent shall also instruct any agent or designee of Agent to treat such information as confidential in accordance with and subject to the terms of this Section 13.5 as if such agent or designee were Agent (and such agent or designee shall accept such instructions)

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, statute, rule or regulation to the extent Agent determines in good faith that it will not create any risk of liability to Agent or such Lender, that Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s reasonable expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 13.5 or otherwise become generally available to the public, other than as a result of a disclosure in violation hereof or in violation of any other confidentiality agreement in favor of Borrower to the extent Agent or the Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives such information, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent on a non-confidential basis from a person other than Borrower other than in violation of a confidentiality agreement in favor of Borrower by such person to the extent Agent or the Lender involved has actual knowledge of such agreement and the violation thereof at the time it receives such information, (iii) to require Agent or any Lender to return any materials furnished by Borrower to Agent or (iv) to prevent Agent from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

(d) Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

13.6 Successors.

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower and its respective successors and assigns; except, that, Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other agreement, document or instrument to which it is a party pursuant hereto, without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) if such Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (A) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of

PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee, (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective without the prior written consent of Borrower, such consent not to be unreasonably withheld, conditioned or delayed and (iii) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

(b) Agent shall maintain, on behalf of the Borrower, a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon receipt of any fully executed Assignment and Acceptance, Agent shall provide a copy thereof to Borrower.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Guarantor or any of their Subsidiaries or the performance or observance by Borrower or any Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning

Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Subject to Section 13.5 hereof, Agent and Lenders may furnish any information concerning Borrower or any Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Guarantor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(g) Borrower shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments contemplated by this Agreement or any of the other Financing Agreements as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants, subject to Section 13.5 hereof. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and their affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement.

This Agreement represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

13.9 Counterparts, Etc.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

SECTION 14. ACKNOWLEDGMENT AND RESTATEMENT

14.1 Existing Obligations. Borrower hereby acknowledges, confirm and agrees that Borrower is indebted to Agent and Lenders for: (a) Loans and advances to Borrower under the Existing Agreement, as of the close of business on February 21, 2012, in the aggregate principal amount of $65,800,000.00 and (b) Letter of Credit Accommodations (as defined in the Existing Agreement) incurred at the request or for the benefit of Borrower in the aggregate principal amount of $478,904.00, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2 Acknowledgment of Security Interests. Borrower hereby acknowledge, confirm and agree that Agent, for itself and the ratable benefit of Lenders, has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Agreement (other than the Excluded Property) to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender, in each case other than the Excluded Property. The liens and security interests of Agent, for itself and the ratable benefit of Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Financing Agreements.

14.3 Existing Agreement. Borrower hereby acknowledges, confirms and agrees that: (a) the Existing Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof and (b) the agreements and obligations of Borrower contained in the Existing Agreement constitute the legal, valid and binding obligations of Borrower enforceable against them in accordance with their respect terms and Borrower have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Agreement; provided, that, no such rights or remedies shall extend to, or be enforceable against, the Excluded Property.

14.4 Restatement.

(a) Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements; except, that, nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore granted, pledged and/or assigned to Agent or any Lender (other than with respect to the Excluded Property). The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrower evidenced by or arising under the Existing Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(b) The principal amount of the Loans and Letter of Credit Accommodations outstanding as of the date hereof under the Existing Agreement, if any, shall be allocated to the Loans and Letters of Credit hereunder in accordance with the Existing Agreement as amended and restated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER

AEP INDUSTRIES INC.

By:	/s/ James B. Rafferty
Name:	James B. Rafferty
Title:	Vice President and Treasurer

AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor by merger to Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation, as Agent

By:	/s/ Thomas Grabosky
Name:	Thomas Grabosky
Title:	Senior Vice President

CO-DOCUMENTATION AGENTS AND CO-COLLATERAL AGENTS

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ James Desantis
Name:	James Desantis
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A.,
as successor by merger to LaSalle Business Credit, LLC

By:	/s/ John R. Lepage
Name:	John R. Lepage
Title:	Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Second Amended and Restated Loan and Security Agreement-AEP]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor by merger to Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation

By:	/s/ Thomas Grabosky
Name:	Thomas Grabosky
Title:	Senior Vice President
Commitment: $60,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ James Desantis
Name:	James Desantis
Title:	Duly Authorized Signatory
Commitment: $45,000,000

BANK OF AMERICA, N.A., as successor by merger to LaSalle Business Credit, LLC

By:	/s/ John R. Lepage
Name:	John R. Lepage
Title:	Vice President

Commitment: $45,000,000

[Signature Page to Second Amended and Restated Loan and Security Agreement-AEP]

EXHIBIT A

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                 , 20     is made between                 (the “Assignor”) and                 (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as Secured Parties (as defined in the Loan Agreement), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to AEP Industries Inc. (“Borrower”) as set forth in the Second Amended and Restated Loan Agreement, dated February 22, 2012, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrower in an aggregate amount not to exceed $                 (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                 (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

i) Assignment and Acceptance.

(i) Subject to the terms and conditions of this Assignment and Acceptance, 1. Assignor hereby sells, transfers and assigns to Assignee, and 2. Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (A) the Commitment and each of the Committed Loans of Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth below and the Pro Rata Share of Assignee shall be             (__%) percent and the Pro Rata Share of Assignor shall be             (__%) percent.

(ii) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.1, 6.4 and 6.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(iii) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $            .

(iv) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $            .

ii) Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

iii) Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

iv) Independent Credit Decision. Assignee (i) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrower and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and (ii) agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

v) Effective Date; Notices.

(i) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                             , 20             (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

1. this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

2. the consent of [Borrower and]* Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

3. written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrower and Agent; and

4. Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance.

(ii) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

*	Borrower consent required unless an Event of Default has occurred and is continuing.

[vi) Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(i) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(ii) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

vii) Withholding Tax. Assignee (i) represents and warrants to Assignor, Agent and Borrower that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (ii) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrower prior to the time that Agent or Borrower are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

viii) Representations and Warranties.

(i) Assignor represents and warrants that 1. It is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, 2. It is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, 3. No notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and 4. This Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(ii) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower, or the performance or observance by Borrower of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(iii) Assignee represents and warrants that 1. It is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, 2. No notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and 3. This Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

ix) Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrower or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

x) Miscellaneous

(i) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(ii) All payments made hereunder shall be made without any set-off or counterclaim.

(iii) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(iv) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(v) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(vi) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                       , 20__

Wells Fargo Bank, National Association, as Agent

100 Park Avenue, 14th Floor

New York, New York 10017

Attn.: Portfolio Manager—AEP

Re: AEP Industries Inc.

Ladies and Gentlemen:

Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as Secured Parties (as defined in the Loan Agreement), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to AEP Industries Inc. (“Borrower”) as set forth in the Second Amended and Restated Loan Agreement, dated February 22, 2012, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

We hereby give you notice of, and request your consent to, the assignment by                             (the “Assignor”) to                             (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                 (__%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                .

Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:

Address:

Attention:

Telephone:

Telecopier:

(B) Payment instructions:

Account No.:

At:

Reference:

Attention:

You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGED AND ASSIGNMENT

CONSENTED TO:

WELLS FARGO BANK,

NATIONAL ASSOCIATION, successor

by merger to Wachovia Bank, National

Association, successor by merger to

Congress Financial Corporation,

as Agent

By:
Name:
Title:

[AEP INDUSTRIES INC.

By:
Name:
Title:	]*

*	Borrower consent required unless an Event of Default has occurred and is continuing.

EXHIBIT B

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Information Certificate)

See attached.

INFORMATION CERTIFICATE

OF

AEP INDUSTRIES INC.

February 22, 2012

Wells Fargo Bank, National Association, as Agent

100 Park Avenue, 14th Floor

New York, New York 10017

In connection with certain financing provided or to be provided or arranged by Wells Fargo Bank, National Association (“Wells Fargo”) and certain other lenders (together with Wells Fargo in its individual capacity, collectively, “Lenders”) and Wells Fargo in its capacity as agent (in such capacity, “Agent”) for the Secured Parties (as defined in the Loan Agreement), the undersigned (the “Company”) represents and warrants to Agent and Lenders the following information about it, its organizational structure and other matters of interest to Agent and Lenders. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Second Amended and Restated Loan and Security Agreement, dated the date hereof (the “Loan Agreement”) among Agent, the Company, Lenders and the other parties party thereto.

1.	The full and exact name of the Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:

AEP	Industries Inc.

2.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):

Variations of AEP and AEP Industries Inc. that appear on Schedule 8.11 (including domain names), Webster a Division of AEP Industries Inc., and Webster a Division of AEP Industries

3.	The Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.): corporation

Company	Date of Organization	Jurisdiction of Organization

AEP Industries Inc.	11/13/1985	Delaware

4.	The organizational identification number of the Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):

Company	ID No.

AEP Industries Inc.	2075663
5. The Federal Employer Identification Number of the Company is as follows:
Company	FEIN

AEP Industries Inc.	22-1916107
6. The Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:
Company	Jurisdictions

AEP Industries Inc.	Alabama California Georgia North Carolina Pennsylvania	Massachusetts New Jersey Illinois Kentucky Texas
Minnesota Oklahoma
7. Since the date of its organization, the name of the Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:
Company	Date of Change	Prior Name

AEP Industries Inc.	None
8. Since the date of five (5) years prior to the date hereof, the Company has made or entered into the following mergers or acquisitions:
Company	Merger/Acquisition	Date

AEP Industries Inc.	the acquisition of substantially all of the assets of the stretch films, custom films and institutional products division of Atlantis Plastics, Inc. and certain of its subsidiaries	10/30/2008
AEP Industries Inc.	the Webster Acquisition	10/14/2011

9.	The chief executive office and mailing address of the Company is located at the address indicated for such Company on Schedule 8.2 hereto.

10.	The books and records of the Company pertaining to accounts, contract rights, inventory, and other assets that constitute Collateral are located at the addresses indicated for the Company on Schedule 8.2 hereto.

11.	The Company has other places of business and/or maintains inventory or other assets that constitute Collateral only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated for the Company on Schedule 8.2 hereto.

12.	The places of business or other locations of any assets that constitute Collateral used by the Company during the last four (4) months other than those listed above are as indicated for the Company on Schedule 8.2 hereto.

13.	The Company’s assets that constitute Collateral are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth on Schedule 8.4 hereto.

14.	There are no judgments or litigation pending by or against the Company, its subsidiaries and/or affiliates or any of its officers/principals, in each case which has had or could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 8.6 hereto.

15.	The Company is in material compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 8.8 hereto.

16.	[Reserved.]

17.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property that constitutes Collateral, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

18.	The Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

19.	The names of the stockholders (or members or partners, including general partners and limited partners) of the Company and their holdings are as set forth on Schedule 8.12 hereto (if stock or other interests are widely held indicate only holders owning 10% or more of the voting stock or other interests).

20.	The Company is not a party to or bound by a collective bargaining or similar agreement with any union, labor organization or other bargaining agent except as set forth on Schedule 8.13 hereto (indicate date of agreement, parties to agreement, description of employees covered, and date of termination).

21.	The Company is not a party to or bound by any “material contract” except as set forth on Schedule 8.15 hereto. For this purpose a “material contract” means (a) any contract or other agreement (other than the Financing Agreements) of the Company that, by its terms, cannot be completed within one (1) year and involving monetary liability of or to any person in an amount in excess of $7,500,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements) to which the Company is a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

22.	The Company has no “indebtedness” except as set forth on Schedule 9.9 hereto. For this purpose, the term “indebtedness” means any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by the Company in the ordinary course of business of the Company in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as capital leases; (d) any contractual obligation, contingent or otherwise, of the Company to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by the Company; (f) all reimbursement obligations and other liabilities of the Company with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for the Company’s account; (g) all indebtedness of the Company in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of the Company, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of the Company, all as of such time; (h) all obligations, liabilities and indebtedness of the Company (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect the Company against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by the Company under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

23.	The Company has not made any loans or advances or guaranteed or otherwise become liable for the obligations of any others, except as set forth on Schedule 9.10 hereto.

24.	The Company does not have any letters of credit for its benefit, chattel paper (whether tangible or electronic) or instruments, in each case that constitute Collateral as of the date hereof, except as follows:

$46,560 Letter of Credit # M04Y8112NU00203 issued on December 29, 2011 by The Industrial Bank of Korea expiring March 31, 2012

25.	The Company does not have any commercial tort claims that constitute Collateral as of the date hereof, except as follows:

None.

26.	There is no provision in the certificate of incorporation, certificate of formation, articles of organization, by-laws or operating agreement of the Company (as applicable) or the other organizational documents of the Company, or in the laws of the State of its organization, requiring any vote or consent of it shareholders, members or other holders of the equity interests therein to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets that constitute Collateral of the Company or any subsidiary. Such power is vested exclusively in its Board of Directors (or in the case of a limited partnership, the general partner that is the signatory hereto, or in the case of a limited liability company, the manager that is the signatory hereto).

27.	The officers of the Company and their respective titles are as follows:

Title	Name

Chairman of the Board, President and Chief Executive Officer	J. Brendan Barba

Executive Vice President, Finance and Chief Financial Officer	Paul M. Feeney

Executive Vice President, Sales and Marketing	John J. Powers

Executive Vice President, Operations	Paul C. Vegliante

Vice President, Tax and Administration	Lawrence R. Noll

Vice President and Treasurer	James B. Rafferty

Vice President and Controller	Linda N. Guerrera

The following will have signatory powers as to all transactions of the Company with Agent and Lenders:

Paul M. Feeney

Lawrence R. Noll

James B. Rafferty

28.	The members of the Board of Directors of the Company (or, if the Company is a limited partnership, the general partner or, if the Company is a limited liability company, the managers) are:

Directors

J. Brendan Barba

Kenneth Avia

Richard E. Davis

Robert T. Bell

Ira Belsky

Paul M. Feeney

Frank P. Gallagher

Lawrence R. Noll

Lee C. Stewart

29.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) except as follows:

Company	Taxes

AEP Industries Inc.	None

30.	Certified Public Accountants for each Company is the firm of:

Name KPMG LLP

Address 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078

Partner Handling Relationship Hank Knipper (973.467.9650)

Were statements uncertified for any fiscal year? No

Agent and Lenders shall be entitled to rely upon the foregoing in all respects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company.

Very truly yours,

AEP INDUSTRIES INC.

By:

Title:

[Signature page to Information Certificate]

SCHEDULE 8.2

to

INFORMATION CERTIFICATE

Locations

Company: AEP Industries Inc.

1.	Chief Executive Office

125 Phillips Avenue

South Hackensack, NJ 07606

2.	Location of Books and Records

All Divisions except for Webster Division:

125 Phillips Avenue

South Hackensack, NJ 07606

Webster Division:

58 Pulaski Street

Peabody, MA 01961

3.	Locations of Inventory and Other Assets that Constitute Collateral

Address	Owned/Leased/Third Party*	Name/Address of Lessor or Third Party, as Applicable
1400 Monte Vista Avenue Chino, CA	Owned
1201 Pine Hill Road Griffin, GA	Owned
12900 Crawford Avenue Alsip, IL	Owned
303 Seaboard Drive Matthews, NC	Owned
North Highway 35E Waxahachie, TX	Owned
20 Elmwood Avenue Mountain Top, PA	Owned
123 Willamette Avenue Bowling Green, KY	Leased	BG Properties, Inc. 801 Houser Way North Renton, WA 98055

*

Indicate in this column next to applicable address whether the location is owned by each Company, leased by each Company or owned and operated by a third party (e.g., warehouse, processor, consignee, etc.)

Address	Owned/Leased/Third Party*	Name/Address of Lessor or Third Party, as Applicable
125 Phillips Avenue South Hackensack, NJ	Leased Offices	Phillips & Huyler Assoc. L.P. 52 Vanderbilt Avenue New York, NY
180 Singleton Road Waxahachie, TX	Owned
2705 Gunter Park Blvd. Montgomery, AL	Owned
58 Pulaski Blvd. Peabody, MA	Leased	Chelsea Industries Peabody MA
321 North Eastern Blvd. Montgomery AL	Leased	East Montgomery Investment Co
101 Etter Drive, Nicholasville, KY	Owned
6940 West 76th Street South, Tulsa, OK	Owned
2111 Third Avenue, Mankato, MN	Owned
5402 Lamco Montgomery AL	Leased	TG& Y Warehouse
3801 Third Avenue Mankato, MN	Leased Warehouse	Kenneth W. Christenson and Susan K. Christenson 6300 Shamrock Drive Madison Lake, MN 56002
1970 Excel Drive Mankato, MN	Owned
2740 W Gunter Park Dr Montgomery, AL	Leased	The Job Company

Public Warehouses:

Address
10800 Ridgeway Industrial Dr., Olive Branch, MS 38654

118 Quarry Road, Portland ME

369 N. Billy Mitchell Road, Salt Lake City, UT

2701 Rectir Rd., Paragould, AR 72450

5445 Harrold Gatty Drive, Salt Lake City, UT 84116

4.	Locations of Assets that Constitute Collateral in Prior 4 Months not Listed Above

None.

SCHEDULE 8.4

to

INFORMATION CERTIFICATE

Existing Liens

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
Wells Fargo Bank, National Association, as Agent successor by merger to Wachovia Bank, National Associaton	all assets	1118552 4 DE/SOS
ExxonMobil Chemical Company	consignment of polyethylene grades	3312571 6 DE/SOS
Dell Financial Services, L.P.	leased equipment	6063355 2 – DE/SOS
Toyota Motor Credit Corporation	specific leased business machinery/equipment	2007 0685460 DE/SOS
Department of Community & Economic Development – MELF	equipment (Wrightsville)	2007 3065694 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2007 3264594 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2007 3266276 DE/SOS
De Lage Landen Financial Services, Inc.	specific leased computer equipment	2007 3734984 DE/SOS
US Bancorp	specific leased equipment	2007 4446323 DE/SOS
US Bancorp	specific leased equipment	2007 4446331 DE/SOS
De Lage Landen Financial Services, Inc.	specific leased computer equipment	2007 4591367 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2008 0307296 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2008 0913069 DE/SOS

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
OFC Capital Corporation	specific leased computer equipment	2008 1033990 DE/SOS
US Bancorp	leased equipment	2008 1404670 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2008 2110227 DE/SOS
SG Equipment Finance USA Corp.	specific leased computer equipment	2008 2146163 DE/SOS
CSI Leasing, Inc.	specific leased computer equipment	2008 3304555 DE/SOS
SG Equipment Finance USA Corp.	specific leased computer equipment	2008 3546122 DE/SOS
SG Equipment Finance USA Corp.	specific leased computer equipment	2008 4039556 DE/SOS
Westlake Polymers LP	leased equipment	2008 4101778 DE/SOS
ExxonMobil Chemical Company, a division of Exxon Mobil Corporation	consignment of polyethylene grades	2009 0036811 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2009 0787603 DE/SOS
Bancorpsouth Equipment Finance, a division of BancorpSouth Bank	specific leased computer equipment	2009 0857265 DE/SOS
General Electric Capital Corporation	leased equipment	2009 0987781 DE/SOS
General Electric Capital Corporation	leased equipment	2009 0988383 DE/SOS
GreatAmerica Leasing Corporation	specific leased equipment	2009 1554481 DE/SOS
Chevron Phillips Chemical Co.	consignment of polyethylene grades	2009 1583951 DE/SOS

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
Bancorpsouth Equipment Finance, a Division of BancorpSouth Bank	specific leased computer equipment	2009 1878658 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2009 2483888 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2009 2589379 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2009 2632047 DE/SOS
CSI Leasing, Inc.	leased equipment	2009 2928353 DE/SOS
Caraustar Industrial and Consumer Products Group, Inc.	specific leased equipment	2009 3147011 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2009 3592547 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2009 3618334 DE/SOS
CSI Leasing, Inc.	leased equipment	2009 4031834 DE/SOS
Toyota Material Handling, U.S.A., Inc.	leased equipment	2009 4060122 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 0249346 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 0852305 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 0978225 DE/SOS
Greatamerica Leasing Corporation	leased equipment	2010 1458771 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 0259768 DE/SOS

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
Toyota Motor Credit Corporation	specific leased equipment	2010 2066797 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2067696 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2243024 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2243313 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2243461 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 2308421 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2473431 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 2866535 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 2966244 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2010 3028523 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 3159328 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 3390089 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 3521949 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 3523002 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2010 3657727 DE/SOS

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
Toyota Motor Credit Corporation	specific leased equipment	2010 3957770 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2010 4323626 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 0122336 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2011 0479983 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 0905045 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 0905086 DE/SOS
Wells Fargo Financial Leasing, Inc.	specific leased equipment	2011 1201907 DE/SOS
SG Equipment Finance USA Corp.	specific leased equipment	2011 2256983 6-13-11
CSI Leasing, Inc.	leased computer equipment	2011 2294836 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 2295163 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 2595679 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 2595695 DE/SOS
Cisco Systems Capital Corporation	leased computer equipment	2011 2969023 DE/SOS
Toyota Motor Credit Corporation Toyota Material Handling U.S.A., Inc.	specific leased equipment	2011 4378165 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2011 4399088 DE/SOS

Name of Secured Party	Description Of Collateral	Original File No. of Financing Statement/Jurisdiction
AEC, Inc.	water cooler condenser	2011 4589282 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 4751015 DE/SOS
CSI Leasing, Inc.	leased computer equipment	2011 4751098 DE/SOS
Toyota Motor Credit Corporation	specific leased equipment	2011 4801828 DE/SOS

SCHEDULE 8.6

to

INFORMATION CERTIFICATE

Judgments and Pending Litigation

None.

SCHEDULE 8.8

to

INFORMATION CERTIFICATE

Environmental Compliance

None.

SCHEDULE 8.11

to

INFORMATION CERTIFICATE

Intellectual Property

LIST OF TRADEMARKS AND TRADEMARK APPLICATIONS

U.S. Marks

Trademark Name	Application Number	Registration Number	Country
AEP	74/403968	1896144	USA
AEP	76/451229	2752507	USA
AEP	77/679318	3682810	USA
AEP (BLUE LOGO)	76/455754	2801936	USA
AEP INDUSTRIES INC.	76/097599	2506137	USA
CLINGCLASSIC	76/288230	2676786	USA
CLINGMASTER	73/781415	1564473	USA
DRAW’N TIE	73/703788	1508095	USA
EARTH SENSE	77/188423	34546718	USA
EARTH SMART	75/452316	2344053	USA
EASYTWIST & Design	85/146274	Filed	USA
ELITE	77/569766	3608721	USA
EXCALIBUR	76/619541	3039532	USA
FAB WRAP	72/442125	0974619	USA
FABGUARD	75/586793	2296045	USA
FIRST WRAP	76/345019	2870060	USA
GOOD SENSE	74/280006	1762802	USA
GOOD SENSE	78/596889	3068259	USA
GOOD SENSE	78/596758	3178338	USA
GOOD SENSE	73/650112	1460105	USA

Trademark Name	Application Number	Registration Number	Country
GOOD’N TUFF	73/403395	1285290	USA
GOOD’N TUFF	78/386527	2929028	USA
HANDI-BAG & DESIGN	74/325558	1802070	USA
HANDLES	75/071561	2785104	USA
KITCHEN SCENTSATIONS	74/666686	2044719	USA
MAPAC	75/454694	2278514	USA
PERFICT FIT	85/404017	Filed	USA
PERFORMANCE PLUS	73/680017	1550145	USA
PLATINUM PLUS	74/091475	1689581	USA
PROFORMANCE FILMS (Stylized)	75/587300	2640011	USA
REoCLAIM 100 (Stylized)	74/450190	1920931	USA
RESINITE	72/134515	739023	USA
SEALWRAP	75/393797	2221529	USA
SEALWRAP	76/175034	2632910	USA
SLIDE’N SEAL	78/323663	2986347	USA
SOURCE SMART	77/854979	Filed	USA
STA-DRI	75/484941	2313280	USA
SUNFILM	73/639352	1458347	USA
SURE-TUFF	73/477446	1346263	USA
SURE-TUFF	74/131082	161742	USA
ULTRA GOOD-SENSE	74/317462	1842358	USA
WEBSTER ULTRA PLUS	74/317458	1841325	USA
XH	76/618517	3098680	USA

Trademark Name	Application Number	Registration Number	Country
XR	76/618520	3202516	USA
XTREMEFLEX	78/828364	3363551	USA
XTREMEGRIP	77/831758	Filed	USA
ZIP SAFE	76/175035	2640641	USA
PROFLEX – common law rights. Non-U.S. Marks
Trademark Name	Application Number	Registration Number	Country
AEP	923273	923273	Australia
AEP SAFETY SLIDE CUTTER	943002	943002	Australia
RESINITE	200219	B200219	Australia
SEALWRAP	537250	B537250	Australia
ZIP SAFE	945581	945581	Australia
EURO-M & DESIGN	410521	410521	Benelux
RESINITE	502757	003518	Benelux
RESINITE	8521	8521	Bulgaria
CLING	347943	TMA200980	Canada
CLINGMASTER	366131	198281	Canada
EARTH SENSE	0826886	TMA561414	Canada
ELITE	1411531	TMA 782841	Canada
EXCALIBUR	1239536	TMA648974	Canada
GOOD SENSE	0707489	TMA435275	Canada
GOOD SENSE	0707490	TMA436767	Canada
LOADMASTER	510798	297021	Canada
MAPAC	811492	TMA509091	Canada

Trademark Name	Application Number	Registration Number	Country
RESINITE	311981	160844	Canada
RESINITE END PANEL PACKAGING D	1205080	TMA644753	Canada
RESINITE SIDE PANEL PACKAGING	1205079	TMA644788	Canada
SEALWRAP	497531	317220	Canada
SEALWRAP	1085127	TMA605895	Canada
SUNFILM	729279	TMA 430770	Canada
THE PROFESSIONALS’ CHOICE LE C	829698	500523	Canada
X-H	1239479	TMA655486	Canada
X-R	1239482	TMA655702	Canada
XTREMEGRIP	1454641	Filed	Canada
ZIP SAFE	1085126	TMA605823	Canada
RESINITE	381-04/93-01/018	Z 930170 A	Croatia
RESINITE	005230735	005230735	CTM (European Community)
ZIP SAFE	3754884	3754884	CTM (European Community)
RESINITE	63962	172621	Czech Republic
PERFOCUT	VA 05.046 1974	VR 03.815 1975	Denmark
RESINITE	VA 03.215 1965	VR 02.364 1966	Denmark
RESINITE	93-10039	11900	Estonia
RESINITE	R - 1447/88	52426	Finland
RESINITE	700.849	1310893	France
RESINITE	818407	818407	Germany
RESINITE	M7200269	115115	Hungary
RESINITE	M-93-3963	M15317	Latvia

Trademark Name	Application Number	Registration Number	Country
RESINITE	RL6322	9690	Lithuania
RESINITE	792/95	06574	Macedonia
EXCALIBUR	690303	896911	Mexico
MAPAC	248676	512656	Mexico
RESINITE	91200	00385529	Mexico
RESINITE	0120106	397240	Mexico
X-H	690304	896912	Mexico
X-R	690305	896913	Mexico
AEP	278444	278444	New Zealand
AEP	280176	280176	New Zealand
RESINITE	674648	674648	New Zealand
RESINITE	674649	674649	New Zealand
RESINITE	66924	66924	Norway
RESINITE	Z-102166	R-77097	Poland
RESINITE	2R7429	2R 7429	Romania
RESINITE	61659	46476	Russia
RESINITE	Z-92-0701	39473	Serbia
RESINITE	160917	173955	Slovak Republic
RESINITE	Z-941175	9471175	Slovenia
RESINITE	2177088	2177088	Spain
RESINITE	3624/65	131277	Sweden
RESINITE	93073952	8694	Ukraine

LIST OF TRADEMARK LICENSES

Licensee	Trademarks
AEP Canada Inc.	Cling, Euro-M, Loadmaster, Performance Plus, Resinite, Sealwrap, Sunfilm, The Professional’s Choice

LIST OF PATENTS AND PATENT APPLICATIONS

Patent Name	Application Number	Patent Number	Country
Film Cutter Assembly	09/741521	7921756	USA
Film Cutter Assembly	09/970015	7918151	USA
Film Cutter Assembly	13/048964	Filed	USA
Film Cutter Assembly	2395174	2395174	Canada
Film Cutter Assembly	519720	519720	New Zealand
Film Cutter Assembly	2002337799	2002337799	Australia
Film Cutter Assembly	2461308	2461308	Canada
System and Method for Edge Heating of Stretch Film	MX/a/2009/002024	Filed	Mexico
Device for Retaining a Carton Containing a Dispensable Rolled Material	12/692759	Filed	USA

PATENT LICENSE AGREEMENT

Settlement Agreement, dated October 3, 2007, between Pliant Corporation and Atlantis Plastics, Inc.

AEP INDUSTRIES INC. DOMAIN NAMES

Domain Name	Record Owner	Expiration Date
AEPINC.COM	AEP Industries Inc.	8/14/2012
AEPIND.COM	AEP Industries Inc.	4/19/2013
BUYBAGS.NET	AEP Industries Inc.	7/16/2014
RESINITE.COM	AEP Industries Inc.	5/28/2013
SUPPLYAGFILM.COM	AEP Industries Inc.	4/20/2014
SUPPLYCONVERTERS.COM	AEP Industries Inc.	4/20/2014
SUPPLYCUSTOMFILM.COM	AEP Industries Inc.	4/20/2014
SUPPLYFOODSERVICE.COM	AEP Industries Inc.	4/30/2014
SUPPLYPACKAGING.COM	AEP Industries Inc.	2/23/2014

Domain Name	Record Owner	Expiration Datae
SUPPLYSTRETCHFILM.COM	AEP Industries Inc.	4/20/2014
SUPPLYSUPERMARKETS.COM	AEP Industries Inc.	4/20/2014
Linearfilm.com	AEP Industries Inc.	5/3/2014
Linearfilms.com	AEP Industries Inc.	5/3/2014
Linearstretchfilm.com	AEP Industries Inc.	5/3/2014
Stradi.com	AEP Industries Inc.	9/17/2014

PENDING PATENT LITIGATION

On February 10, 2012, Multilayer Stretch Cling Film Holdings, Inc., a Delaware corporation with its principal place of business located in Milan, Italy, filed a patent infringement action against AEP Industries Inc. in the United States District Court for the Western District of Tennessee (case number 2:12-cv-02105). Multilayer Stretch Cling Film Holdings, Inc. alleges that AEP Industries Inc.’s Super Micron Stretch Hand Film products have infringed and continue to infringe on patent no. 6,265,055 for a “Multilayer Stretch Cling Film” and seeks an injunction enjoining AEP Industries Inc. from continuing its alleged infringement and damages including reasonable royalties to compensate for the alleged infringement. AEP Industries Inc. believes that this action is without merit and intends to defend the action vigorously.

SCHEDULE 8.12

to

INFORMATION CERTIFICATE

Subsidiaries; Affiliates; Investments

1.	Subsidiaries (More than 50% owned by Company indicated)

Please see attached.

2.	Affiliates (Less than 50% Owned by Company)

None.

3.	Affiliates (Subject to common ownership with Company)

None

4.	Shareholders as of January, 2012 (If widely held, only holders with more than 10%)

Shareholders	Jurisdiction of Incorporation*	Percentage Owned
KSA Capital	N/A	16.83%

*	If shareholders are individuals, indicate “N/A”.

SCHEDULE 8.12

to

INFORMATION CERTIFICATE

AEP Industries Inc.

List of Subsidiaries of AEP Industries Inc.

as of February 22, 2012

Subsidiary	Country of Incorporation	Percentage Owned
AEP Industries Finance Inc.	United States	100%
AEP Canada Inc.	Canada	100%
AEP Industries (NZ) Limited	New Zealand	100%
AEP Industries Packaging (Espana) SA	Spain	100%

SCHEDULE 8.13

to

INFORMATION CERTIFICATE

Labor Matters

	Date of		Date of Expiration/
Name of Agreement	Agreement	Parties to Agreement	Termination

Collective Bargaining Agreement (Mountaintop, PA)	June 1, 2010	AEP Industries Inc. and United Textile Workers of America/United Food and Commercial Workers of America AFL-CIO-CLC, Local Union 195T	January 31, 2015

Collective Bargaining Agreement (Chino, CA)	June 1, 2010	AEP Industries Inc. and warehouse, Processing and distribution Workers’ Union, Local No. 26, International Longshoremen’s and Warehousemen’s Union	June 1, 2013

SCHEDULE 8.15

to

INFORMATION CERTIFICATE

Material Contracts

None.

SCHEDULE 9.9

to

INFORMATION CERTIFICATE

Existing Indebtedness

1.	Direct Debt (Payee – AEP Industries Inc.)

Company	Principal Balance as of 1/31/2012	Nature of Debt	Term
8.25% Senior Notes	$200,000,000	Public Notes	3/15/2019
Pennsylvania Industrial Development Authority (PIDA)	$1,186,082.48	Pennsylvania 15 Year Industrial Loan	10/21/23
Pennsylvania Machinery & Equipment Loan Fund (MELF)	$131,799.36	Pennsylvania 5 Year Equipment Loan	10/21/2013
PNC Bank	$3,000,000	Visa card payment program with various vendors	Annual Program

2.	Guarantees

Company	Primary Obligor	Name/Address of Payee	Principal Balance as of 1/31/2012	Nature of Debt	Term
None.

SCHEDULE 9.10

to

INFORMATION CERTIFICATE

Loans and Advances

Company	Name/Address of Debtor	Outstanding Balance of Loan as of	Secured/Unsecured	Due Date

AEP Industries Inc.	Denis Kuruc (Employee) 4607 Shadywood Lane Colleyville, TX 76034	$127,584.64	Secured by lien against Mr. Kuruc’s house	April 30, 2013

EXHIBIT C

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wells Fargo Bank, National Association, as Agent

100 Park Avenue, 14th Floor

New York, New York 10017

Attn: Portfolio Manager—AEP

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6(a) of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer [Treasurer, Controller] of AEP Industries Inc. (“Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Second Amended and Restated Loan and Security Agreement, dated February 22, 2012, by and among Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation, as agent (in such capacity, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as Secured Parties (as defined in the Loan Agreement), the financial institutions party thereto as lenders (collectively, “Lenders”), and Borrower (as such Second Amended and Restated Loan and Security Agreement is amended, modified, supplemented, extended, renewed, restated, refinanced, restructured or replaced from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrower, during the immediately preceding fiscal month.

3. I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions known to me, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or any Obligor has taken, is taking, or proposed to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, Borrower has not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)	Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b)	Changed the location of its chief executive office, changed its jurisdiction of incorporation or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c)	Materially changed the terms upon which it sells Inventory (including sales on consignment) or provides services, nor has any material vendor or trade supplier to Borrower during or at the end of such period materially adversely changed the terms upon which it supplies goods to Borrower.

(d)	Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)	Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which, in each case, could reasonably be expected to have a material adverse effect on Borrower’s business, operations or assets or, to Borrower’s knowledge, any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

(f)	Applied for registration with the United States Patent and Trademark Office of any patents or trademarks except as listed on Schedule III hereto.

(g)	Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by Borrower.

5. At any time that the covenant in Section 9.17 would be tested in accordance with the terms of such Section 9.17, attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal quarter, whether Borrower was in compliance with the covenant set forth in Section 9.17 of the Loan Agreement for such fiscal quarter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The foregoing certifications are made and delivered this day of                     ,                         .

Very truly yours,

AEP INDUSTRIES INC.

By:
Name:
Title:

EXHIBIT D

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Senior Note Description of Notes)

On April 18, 2011, Borrower completed the sale of $200,000,000 aggregate principal amount of 8.25% Senior Notes due April 15, 2019 (the “Senior Notes”) through a private offering. The Senior Notes mature on April 15, 2019, and the indenture governing the Senior Notes (the “Notes Indenture”) contains certain customary covenants that, among other things, limit Borrower’s ability and the ability of its subsidiaries to incur additional indebtedness, declare or pay dividends, purchase or redeem its capital stock, make investments, sell assets, merge or consolidate, provide guarantees, pledge any assets or create liens. Interest is paid semi-annually on every April 15th and October 15th. The Senior Notes are subject to redemption, at the option of Borrower, in whole or in part, at any time on or after April 15, 2014 and prior to maturity at certain fixed redemption prices plus accrued and unpaid interest. Under the terms of the Notes Indenture, the Senior Notes may be redeemed, in whole or in part, at any time prior to April 15, 2014 at a redemption price equal to 100% of the principal amount of the Senior Notes plus a make-whole premium, together with accrued and unpaid interest. In addition, under the terms of the Notes Indenture, Borrower may redeem up to 35% of the Senior Notes prior to April 15, 2014, using net proceeds from certain equity offerings. The Senior Notes do not have any sinking fund requirements.

EXHIBIT E

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

[Reserved.]

EXHIBIT F

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Form of Borrowing Base Certificate)

See attached.

Summary Page Borrowing Base Certificate
Date
Name	AEP Industries INC
A/R As of:
Inventory As of:

The undersigned, AEP Industries, Inc. (“Borrower”), pursuant to that certain Credit Agreement dated as of 10/30/2008 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Capital Finance, LLC, a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

$00000.0	$00000.0	$00000.0	$00000.0
Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance

Less Ineligibles (detailed on page 2)

Net Eligible Accounts Receivable			—

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)			—

Inventory
Inventory Balance Assigned To Wells Fargo Capital Finance

Less Ineligibles (detailed on page 3)

Eligible Inventory			—

Inventory Availability before Sublimit(s)

Available Inventory after Sublimit(s)			—

Other Assets

Total Availability before Reserves			—

Reserves
Rent Reserve			—

Total Reserves			—

Total Availability after Reserves before Loan Balance and LCs			—

Total Credit Line	150,000,000.00	Suppressed Availability	—

Availability before Loan Balance			—

Letter of Credit Balance		As of:	—

Loan Ledger Balance		As of:	—

Cash in-transit

Adjusted Loan Balance			—

Net Availability			—

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

List of attachments with this Borrowing Base Certificate:
Authorized Signer	Page 2 - Accounts Receivable Availability Detail
Page 2b - Accounts Receivable Concentrations
Page 2c - Accounts Receivable Dilution
Page 3 - Inventory Availability Detail

SCHEDULE 1.32

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Commitments)

Lender	Commitment
Wells Fargo Bank, National Association	$60,000,000

General Electric Capital Corporation	$45,000,000

Bank of America, N.A.	$45,000,000

SCHEDULE 1.96

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Permitted Holders)

J. Brendan Barba, his spouse, his lineal descendants, their spouses and trusts for the exclusive benefit of any of the foregoing persons.

SCHEDULE 6.6

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

(Authorized Persons)

Paul M. Feeney

Lawrence R. Noll

James B. Rafferty